As filed with the Securities and Exchange Commission on September ___, 2005
                         Registration Number __________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           Union Dental Holdings, Inc.

                 (Name of Small Business Issuer in its Charter)

           Florida                         6199                  65-0710392
(State or other jurisdiction of (Primary Standard Industrial   (I.R.S. Employer)
incorporation or organization)   Classification Code Number)  Identification No.

                              1700 University Drive
                                    Suite 200
                            Coral Springs, FL, 33071
                                 (954) 575-2252
          (Address and telephone number of principal executive offices)

                                Dr. George Green
                             Chief Executive Officer
                           Union Dental Holdings, Inc.
                        1700 University Drive, Suite 200
                                  Coral Springs
                                  Florida 33071
                                 (954) 575-2252
            (Name, address and telephone number of agent for service)

                                   Copies to:
                               Darrin Ocasio, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Floor
                            New York, New York 10018
                               Tel: (212) 930-9700
                               Fax: (212) 930-9725

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_| ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
                                                       Proposed Maximum     Proposed Maximum       Amount of
Title of Each Class of                  Amount to be    Offering Price          Aggregate         Registration
Securities to be Registered              Registered      Per Share(1)        Offering Price           Fee
---------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001(2)             1,304,348     $.19              $247,826.12       $29.17
---------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001(3)               500,000     $.19              $95,000           $11.18
---------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001(4)            38,461,538     $.19              $7,307,692.22     $860.12
---------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001(5)            8,857,396      $.19              $1,682,905.24     $198.00
---------------------------------------------------------------------------------------------------------------
Total                                       49,123,282      $.19              $9,333,423.58     $1,098.55
---------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The average of the bid and asked price per share of the Registrant's Common Stock on the Over the Counter Bulletin Board as of August 30, 2005 was $0.205 per share.
(2) Represents shares issuable upon exercise of warrants.
(3) Represents shares issuable upon exercise of warrants.
(4) Represents shares issuable upon sales under the Investment Agreement.
(5) Represents shares issuable upon conversion of the Debenture

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                Subject to Completion, Dated September ___, 2005

                           Union Dental Holdings, Inc.

                        49,123,282 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 49,123,282 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

The total number of shares sold herewith includes the following shares owned by or to be issued to Dutchess Private Equities Fund II, LP ("Dutchess"): (i) up to 8,857,396 shares issuable upon conversion of convertible debentures, (ii) 1,304,348 shares issuable upon exercise of warrants, and (ii) up to 38,461,538 shares of common stock issuable pursuant to a "put right" under the Investment Agreement, also referred to as an Equity Line of Credit with Dutchess Private Equities Fund II, LP. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of the 38,461,538 shares of common stock under the Investment Agreement with Dutchess Private Equities, LLP and the exercise of warrants issued to Dutchess and Hawk Associates to purchase an aggregate of 1,804,348 shares of common stock. All costs associated with this registration will be borne by us.

A "put right" permits us to require Dutchess to buy shares of our common stock pursuant to the terms of the Investment Agreement. That Investment Agreement permits us to "put" up to $5,000,000 in shares of our common stock to Dutchess. Dutchess will pay us 95% of the lowest closing Best Bid price (highest posted bid price) of our common stock during the five trading day period immediately following the date of our notice to them of our election to put shares pursuant to the Equity Line of Credit.

Our common stock currently trades on the Over the Counter Bulletin Board ("OTC Bulletin Board") under the symbol "UDHI.OB."

On September 8, 2005, the last reported sale price for our common stock on the OTC Bulletin Board was $.20 per share.

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 3 of this prospectus to read about factors you should consider before buying shares of our common stock.

With the exception of Dutchess, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Union Dental Holdings, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is ________, 2005

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary.........................................................    1
Risk Factors...............................................................    3
Forward Looking Statements.................................................    8
Use of Proceeds............................................................    8
Management's Discussion and Analysis or Plan of Operation..................   14
Business...................................................................   16
Description of Property....................................................   20
Legal Proceedings..........................................................   20
Directors and Executive Officers...........................................   20
Executive Compensation.....................................................   21
Security Ownership of Certain Beneficial Owners
and Management.............................................................   23
Market for Common Equity and Related
Stockholder Matters........................................................   24
Selling Shareholders.......................................................   25
Certain Relationships and Related Transactions.............................   26
Description of Securities..................................................   27
Plan of Distribution.......................................................   28
Legal Matters..............................................................   30
Experts....................................................................   30
Where You Can Find More Information........................................   30
Disclosure of Commission Position on Indemnification
for Securities Act Liabilities.............................................   30
Index to Financial Statements..............................................  F-1

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. Union Dental Holdings, Inc. is referred to throughout this prospectus as "Union Dental," "we" or "us."

General

We are operating two business lines: (1) a network of duly licensed dental providers to a network of union members through Direct Dental Services, Inc. and
(2) management of two dental practices through Union Dental Corp.

Direct Dental Services, Inc.

Direct Dental Services, Inc. is a Florida corporation that operates a network of duly licensed dental providers who provide dental services to union members in accordance with arrangements between Direct Dental and various labor unions. Direct Dental is not limited as to the type of labor union which Direct Dental may solicit. Direct Dental charges an annual management services fee to the participating dentists to practice in an "area of exclusivity" for union members. Direct Dental currently has exclusive contracts with local unions, such as Communications Workers of America, International Brotherhood of Electrical Workers and General Electric's International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers - Communications Workers of America.

Members of the Dental Network are assigned "areas of exclusivity" established by Direct Dental which grants the Dental Network provider primary responsibility to provide for the general dentistry and specialist services required by covered union members. Direct Dental 's Network dentists accept as payment in full for covered services the scheduled amount payable by the applicable union sponsored dental benefit plan together with a relatively small co-payment from the covered union member. The co-payment to be paid by the union member is generally substantially lower than the scheduled copayment set forth in the applicable dental benefit plan, resulting in significant savings to the union member.

Union Dental Corp.

Union Dental Corp., is a Florida corporation which acquired the assets (excluding the client list) of Dr. George D. Green, P.A. effective October 15, 2004. During our last fiscal quarter we acquired substantially all of the assets of a dental practice (excluding the client list), Dental Visions, located in Coral Springs, Florida for a purchase price of $283,241 consisting of the assumption of $169,486 in debt and the issuance of 733,901 shares of our common stock with an agreed value of $.155 per share.

Union Dental utilizes the services of 29 individuals pursuant to a management agreement with George D. Green, DDS, P.A. The Coral Springs office is comprised of two licensed dentists, a licensed associate dentist, two hygienists, four nurses, two office managers, a union dental insurance specialist and a union dental administrative director.

Recent Transactions

Investment Agreement

On August 17, 2005, we entered into an Investment Agreement with Dutchess. Pursuant to this Agreement, Dutchess will commit to purchase up to $5,000,000 (the "Line") of our Common Stock over the course of 36 months ("Line Period"), after a registration statement has been declared effective by the SEC (the "Effective Date"). The amount that we shall be entitled to request from each of the purchase "Puts", shall be equal to either (1) $100,000 or (2) 200% of the averaged daily volume (U.S market only) ("ADV") of our Common Stock for the 20 Trading days prior to the "Put" notice, multiplied by the average of the 3 daily closing prices immediately preceding the Put Date. The Pricing Period shall be the five (5) consecutive trading days immediately after the Put Date. The Market Price shall be the lowest closing bid price of the Common Stock during the Pricing Period. The Purchase Price shall be set at 95% of the Market Price. The Put Date shall be the date that the Investor receives a Put Notice of draw down by us of a portion of the Line. There are put restrictions applied on days between the Put Date and the Closing Date with respect to that Put. During this time, we shall not be entitled to deliver another Put Notice. We shall automatically withdraw that portion of the put notice amount, if the Market Price with respect to that Put does not meet the Minimum Acceptable Price. The Minimum Acceptable Price is defined as 75% of the lowest closing bid price of the common stock for the ten (10) trading day period prior to the Put Date.

Debenture Agreement

Also on August 17, 2005, we sold $600,000 in principal amount of our five year convertible debentures to Dutchess Private Equities Fund II, L.P. These debentures bear interest at 10% per annum (payable in cash or stock at Dutchess' option). The first $300,000 (less expenses) has been funded, with an additional $300,000 to be funded immediately upon filing of this Registration Statement with the Securities and Exchange Commission ("SEC"). Our obligation to repay Dutchess is secured pursuant to the terms of a security agreement, which we have entered into with Dutchess. We have pledged all of our assets to insure repayment of the Debenture. Dutchess' security interest in our assets will be subject to any claims by our bank, which provides us with a line of credit. The conversion price of the debenture shall be $.092 per share or; the lowest closing bid price of the common stock during the fifteen trading days prior to the filing of this Registration Statement with the SEC covering the shares issuable on the underlying debt. We also issued Dutchess a warrant to purchase 1,304,348 shares of common stock with a strike price of $.092 per share. The warrant may be exercised for a period of five years.

If this Registration Statement is not declared effective within 90 days of closing, we will incur significant liquidated damages and interest expense.

Our principal executive office is located at 1700 University Drive, Suite 200, Coral Springs, FL 33071and our telephone number at that location is (954) 575-2252.

THIS OFFERING

Shares offered by Selling

Stockholders.........................................   Up to 49,123,282 shares, including 8,857,396
                                                        shares issuable upon conversion of a debenture; up
                                                        to 38,461,538 shares issuable under the Investment
                                                        Agreement; and an aggregate of 1,504,348 shares
                                                        issuable upon exercise of warrants*

Common Stock to be outstanding after the offering....   80,280,778

Use of Proceeds......................................   We will not receive any proceeds from the sale of
                                                        the common stock hereunder. We will, however,
                                                        receive proceeds from the sale of our common stock
                                                        pursuant to the Investment Agreement and the
                                                        exercise of warrants to purchase shares of our
                                                        common stock. See "Use of Proceeds" for a complete
                                                        description.

Risk Factors.........................................   The purchase of our common stock involves a high
                                                        degree of risk. You should carefully review and
                                                        consider "Risk Factors" beginning on page 3.

OTC Bulletin Board
Trading Symbol.......................................   UDHI.OB

* Based on the current issued and outstanding number of shares of 31,157,496 as of September 9, 2005, and assuming issuance of all shares registered herewith, the number of shares offered herewith represents approximately 161% of the total issued and outstanding shares of common stock.

                                  RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Forward-Looking Statements."

Risks Related to Our Business

We have a limited operating history and may need to raise additional capital which may not be available on acceptable terms or at all.

We have a limited operating history in connection with our network provider business, Direct Dental, upon which an evaluation of our future success or failure can be made. Our ability to achieve and maintain profitability and positive cash flow over time will be dependent upon, among other things, our ability to (i) identify and execute exclusive contracts with the unions and (ii) raise the necessary capital to operate during this period. At this stage in our development, it cannot be predicted how much financing will be required to accomplish our objectives.

We have entered into an Investment Agreement that provides for the investment by Dutchess Private Equities Fund, LP of up to $5,000,000 in our common stock over a period of 36 months after the effectiveness of the registration of which this prospectus is a part. In the future, we may be required to raise additional funds, particularly if we exhaust the funds advanced under that agreement and are unable to generate positive cash flow as a result of our operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will not be able to acquire dental practices and to expand our network provider businesses. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our success is dependent upon a limited number of people.

The ability to implement our business plan is dependent upon the efforts of our President, Dr. George D. Green. The loss of Dr. Green's services could have a material adverse affect on us. Our business will be harmed if we are unable to manage growth. If we lose the services of Dr. Green or are unable to attract or retain qualified personnel, our business could suffer.

Our business may experience periods of rapid growth that will place significant demands on our managerial, operational and financial resources

Our business may experience periods of rapid growth that will place significant demands on our managerial, operational and financial resources. In order to manage this possible growth, we must continue to improve and expand our management, operational and financial systems and controls. We will need to expand, train and manage our employee base. No assurances can be given that we will be able to timely and effectively meet such demands. The issuance of shares through our stock compensation and incentive plans may dilute the value of existing shareholders.

We have used and anticipate continuing to use stock options, stock grants and other equity-based incentives, to provide motivation and compensation to our officers, employees and key independent consultants. The award of any such incentives will result in an immediate and potentially substantial dilution to our existing shareholders and could result in a decline in the value of our stock price.

We have not voluntarily implemented various corporate governance measures in the absence of which, shareholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges and Nasdaq are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics. While our board of directors has adopted a Code of Ethics and Business Conduct, we have not yet adopted any of these other corporate governance measures and, since our securities are not yet listed on a national securities exchange or Nasdaq, we are not required to do so. It is possible that if we were to adopt some or all of these corporate governance measures, shareholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by a majority of directors who have an interest in the outcome of the matters being decided. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

Provisions of our Articles of Incorporation and Bylaws may delay or prevent take-over, which may not be in the best interest of our stockholders.

Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and which may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Florida Statutes also may be deemed to have certain anti-takeover effects , which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders. In addition, our articles of incorporation authorize the issuance of up to 25,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors, of which 1,000,000 shares of Class A Preferred Stock are issued and outstanding as of April 13, 2005. Each share of Class A Preferred shall have 15 votes per share. Our board of directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.


We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We were not subject to these requirements for the fiscal year ended December 31, 2004. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors to attest to, our internal controls, as a required part of our Annual Report on Form 10-KSB beginning with our report for the fiscal year ended December 31, 2007.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, there can be no positive assurance that we will receive an unqualified opinion from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive an unqualified opinion from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.


Risks Related to the Company's Common Stock

We do not expect to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future. We intend to retain earnings, if any, to develop and expand our business.

"Penny stock" rules may make buying or selling the common stock difficult and severely limit their market and liquidity.

Trading in our common stock is subject to certain regulations adopted by the SEC commonly known as the "Penny Stock Rules". Our common stock qualifies as penny stock and is covered by Section 15(g) of the Securities and Exchange Act of 1934, as amended (the "1934 Act"), which imposes additional sales practice requirements on broker/dealers who sell our common stock in the market. The "Penny Stock" rules govern how broker/dealers can deal with their clients and "penny stock". For sales of our common stock, the broker/dealer must make a special suitability determination and receive from clients a written agreement prior to making a sale. The additional burdens imposed upon broker/dealers by the "penny stock" rules may discourage broker/dealers from effecting transactions in our common stock, which could severely limit its market price and liquidity. This could prevent investors from reselling our common stock and may cause the price of our common stock to decline.

Although publicly traded, our common stock has substantially less liquidity than the average trading market for a stock quoted on other national exchanges, and our price may fluctuate dramatically in the future.

Although our common stock is listed for trading on the Over-the-Counter Electronic Bulletin Board, the trading market in the common stock has substantially less liquidity than the average trading market for companies quoted on other national stock exchanges. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Due to limited trading volume, the market price of our common stock may fluctuate significantly in the future, and these fluctuations may be unrelated to the Company's performance. General market price declines or overall market volatility in the future could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices.

Our stock price may be volatile

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including:

o technological innovations or new products and services by us or our competitors;

o additions or departures of key personnel;

o sales of our common stock

o our ability to integrate operations, technology, products and services;

o our ability to execute our business plan;

o operating results below expectations;

o loss of any strategic relationship;

o industry developments;

o economic and other external factors; and

o period-to-period fluctuations in our financial results.

Because we have a limited operating history with our Direct Dental Services, business, you may consider any one of these factors to be material. Our stock price may fluctuate widely as a result of any of the above listed factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Risks relating to the Debenture Agreement:

Dutchess, the holder of a Convertible Debenture issued by us on August 16, 2005 has the option of converting the Debenture into shares of our common stock. Dutchess may also exercise their common stock purchase warrants. If the Debenture is converted or the warrants exercised, there will be dilution of your shares of our common stock.

The issuance of shares of our common stock upon conversion of the Debenture will result in the dilution to the interests of other holders of our common stock, since Dutchess may sell all of the resulting shares into the public market.

The principal amount of the Debenture plus accrued interest may be converted at the option of the Dutchess into shares of our common stock at a conversion price equal to the lesser of (i) the lowest closing bid price during the fifteen (15) days of full trading prior to the filing date or (ii) $.092.

The following table sets forth the number and percentage of our common stock that would be issuable if the entire principal amount of the Debenture is converted at the current conversion price of $.092.

                                       Number of Shares (1)       Percentage of Class (2)(3)
Debenture in the principal
amount of $600,000 at a price
of $.092.                              6,521,739                  17.31%

1) Represents the number of shares issuable if all of the outstanding principal under the Debenture were converted at the indicated conversion price. For ease of reference, any shares of common stock that may be issued upon conversion of interest under the Debenture have been excluded. The outstanding principal under the Debenture bears interest at the rate of 10% per annum, calculated on the basis of a 360-day year.

(2) Based on 31,157,496 common shares issued and outstanding on September 9, 2005.

(3) Percentage of the total outstanding common stock represented by the shares issuable on conversion of Debenture without regard to any contractual or other restriction on the number of securities the selling stockholders may own at any point in time.

If we fail to timely deliver certificates evidencing the number of shares which Dutchess requests conversion, we are required to pay liquidated damages to Dutchess.

In the event that we fail to deliver certificates for the number of shares into which Dutchess has requested conversion, for any reason other than the unavailability of the authorized but unissiued shares of our common stock, we are required to pay to Dutchess 3 % of the dollar value of the Debentures being converted, compounded daily, per each day after the 3rd business day following the conversion date that the common stock is not delivered to Dutchess. There is no guarantee that we will have cash readily available to make such payments in the event of our failure to timely deliver certificates in accordance with a conversion request by Dutchess. In addition, such payments may leave us with little or no capital in our business. This would have an adverse effect on our continuing operations.

Sales of a substantial number of shares of our common stock into the public market by the holder of our Convertible Debenture may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our stock.

If Dutchess converts the Convertible Debenture and any accrued interest, Dutchess may acquire and resell up to 8,857,396 shares of our common stock. The issuance of the shares of our common stock upon conversion of the convertible Debenture will result in dilution to the interests of the other holders of our common stock. The resale of our common stock will increase the number of publicly traded shares which could depress the market price of our common stock and thereby affect the ability of our shareholders to realize the current price of our common stock. In addition, as all of the shares we issue to Dutchess will be available for resale, he mere prospect of our sales to them could depress the market price of our common stock.


Risks relating to the Investment Agreement:

There are a large number of shares underlying our periodic equity investment agreement that are being registered in this prospectus and the sale of these shares may depress the market price of our common stock.

The issuance and sale of shares upon delivery of an advance by Dutchess Private Equities Fund II, LP ("Dutchess") pursuant to the Investment Agreement in the amount up to $5,000,000 and the conversion of the Debenture and exercise of warrants by Dutchess are likely to result in substantial dilution to the interests of other stockholders. As of September 9, 2005, we had 31,157,486 shares of common stock issued and outstanding. We are registering 49,123,282 shares of common stock pursuant to this registration statement, of which up to 38,461,538 are reserved for issuance pursuant to the Investment Agreement with Dutchess Private Equities Fund II, LP.

Assuming the issuance of 38,461,538 shares under the Investment Agreement, existing shareholders will experience substantial dilution of our shares of Common Stock.

Our Investment Agreement with Dutchess contemplates the potential future issuance and sales of up to $5,000,000 of our Common Stock to Dutchess subject to certain restrictions and obligations. Given out current capital needs and the market price of our common stock, we presently have no intention of drawing down the entire amount available to us unless the market price of our common stock increases.

The following is an example of the shares of our common stock that are issuable upon the entire drawdown of $5,000,000 on our equity line based on a price of $.13 and prices at 25%, 50% and 75% below $.13.

------------------------------------------------------------------------------------------------------------------------------
% Below price            Price per share       Number of shares issuable  Shares outstanding (2)    % of Outstanding stock(3)
                                               (1)
------------------------------------------------------------------------------------------------------------------------------
Purchase price (4)       $.13                  38,461,538                 69,619,034                55.25 %
------------------------------------------------------------------------------------------------------------------------------
25%                      $.0325                153,846,154                185,003,650               83.16 %
------------------------------------------------------------------------------------------------------------------------------
50%                      $.065                 76,923,077                 108,080,573               71.17 %
------------------------------------------------------------------------------------------------------------------------------
75%                      $.0975                51,282,051                 82,439,547                62.21 %
------------------------------------------------------------------------------------------------------------------------------

1) Represents the number of shares issuable if all the entire $5,000,000 under the equity line of credit, was drawn down at the indicated price.

(2) Based on 31,157,496 common shares issued and outstanding on September 9, 2005.

(3) Percentage of the total outstanding common stock represented by the shares issuable on draw down on the equity line of credit without regard to any contractual or other restriction on the number of securities the selling stockholders may own at any point in time.

(4) Based on a price of $.13 which is 95% of the lowest closing price of our common stock during the five day period commencing August 18, 2005 through August 25, 2005.

The large number of shares issuable under the Investment Agreement may result in a change of control

If we were to request the maximum of $5,000,000 pursuant to the Investment Agreement, assuming a conversion price of $.13 which represents 95% of the lowest closing price of our common stock during the five day period commencing August 18, 2005 through August 25, 2005, this would result in the issuance of 38,461,538 shares which will result in Dutchess controlling us. Dutchess may be able to exert substantial influence over all matters submitted to a vote of the shareholders, including the election and removal of directors, amendments to our articles of incorporation and by-laws, and the approval of a merger, consolidation or sale of all or substantially all of our assets. In addition, this concentration of ownership could inhibit the management of our business and affairs and have the effect of delaying, deferring or preventing a change in control or impeding a merger, consolidation, takeover or other business combination which our shareholder, may view favorably.

The lower the stock price, the greater the number of shares issuable under the Investment Agreement.

The number of shares that Dutchess will receive under its agreement with us is calculated based upon the market price of our common stock prevailing at the time of each "put". The lower the market price, the greater the number of shares issuable under the agreement. Upon issuance of the shares, to the extent that Dutchess will attempt to sell the shares into the market, these sales may further reduce the market price of our common stock. This in turn will increase the number of shares issuable under the agreement. This may lead to an escalation of lower market prices and ever greater numbers of shares to be issued. A larger number of shares issuable at a discount to a continuously declining stock price will expose our shareholders to greater dilution and a reduction of the value of their investment.

The sale of our stock under the Dutchess agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price and materially dilute existing stockholders' equity and voting rights.

Neither the Investment Agreement or the Debenture Agreement contain restrictions on short selling. Accordingly, any significant downward pressure on the price of our common stock can encourage short sales by them or others, subject to applicable securities laws. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased number of shares of stock or if we have not performed in such a manner to show that the equity funds raised will be used by us to grow. Such an event could place further downward pressure on the price of our common stock. Even if we use the proceeds under the agreement to grow our revenues and profits or invest in assets, which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the Investment Agreement will increase, which will materially dilute existing stockholders' equity and voting rights.

                           FORWARD-LOOKING STATEMENTS

Our representatives and we may from time to time make written or oral statements that are "forward-looking," including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements within the meaning of the Act. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "may," "should," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors on which such statements are based are assumptions concerning uncertainties, including but not limited to uncertainties associated with the following:

(a) volatility or decline of our stock price;

(b) potential fluctuation in quarterly results;

(c) our failure to earn revenues or profits;

(d) inadequate capital and barriers to raising the additional capital or to obtaining the financing needed to implement its business plans;

(e) inadequate capital to continue business;

(f) changes in demand for our products and services;

(g) rapid and significant changes in markets;

(h) litigation with or legal claims and allegations by outside parties;

(i) insufficient revenues to cover operating costs.


                                 USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will receive proceeds from the sale of shares of our common stock to Dutchess under the Investment Agreement. The purchase price of the shares purchased under that agreement will be equal to 95% of the lowest closing Best Bid (highest posted bid price of our common stock) for the five trading days following the day that we submit a Put Notice to Dutchess that we intend to sell shares to it. We may also receive proceeds from the exercise of the warrants issued to Dutchess.

For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Investment Agreement assuming a sale of 10%, 25%, 50% and 100% of the shares issuable under that agreement. We have the ability to draw down the full $5,000,000 pursuant to the agreement, however we may draw down less than that amount. The table assumes estimated offering expenses and fees of $36,098.55 (includes (a) estimated legal fees and expenses of $25,000, (b) estimated accounting fees and expense of $10,000 and (c) SEC filing fees of $1,098.55).

                                10%             25%             50%             100%
                               ----------     ----------      ----------    -----------
Gross Proceeds                 $500,000       $1,250,000     $2,500,000     $5,000,000
Net Proceeds after offering
expenses and fees              $463,901.45    $1,213,901.45  $2,463,901.45  $4,963,901.45

Use of proceeds:
General Working Capital        $463,901.45    $1,213,901.45  $2,463,901.45  $4,963,901.45
                               ===========    ==========     =============  =============

                              Investment Agreement

      On August 17, 2005, we entered into an Investment Agreement with Dutchess Private Equities Fund II, LP, ("Dutchess") a Delaware limited partnership, for the future issuance and purchase of shares of our common stock. This Investment Agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

      In general, the drawdown facility operates as follows: Dutchess, has committed to provide us up to $5,000,000 as we request it over a 36 month period, in return for common stock we issue to Dutchess. We, in our sole discretion, may during the Open Period deliver a "put notice" (the "Put Notice") to Duchess which states the dollar amount which we intend to sell to Dutchess on the Closing Date. The Open Period is the period beginning on the trading after this Registration Statement is declared effective (the "Effective Date") and which ends on the earlier to occur of 36 months from the Effective Date or termination of the Investment Agreement in accordance with its terms. The Closing Date shall mean no more than 7 trading days following the Put Notice Date. The Put Notice Date shall mean the Trading Day immediately following the day on which Dutchess receives a Put Notice, however a Put Notice shall be deemed delivered on (a) the Trading Day it is received by facsimile or otherwise by Dutchess if such notice is received prior to 9:00 am EST, or (b) the immediately succeeding Trading Day if it is received by facsimile or otherwise after 9:00 am EST on a Trading Day.

      The amount that we shall be entitled to Put to Dutchess shall be equal to, at our election, either: (A) Two Hundred percent (200%) of the average daily volume (U.S. market only) of the Common Stock for the twenty (20) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three
(3) daily closing bid prices immediately preceding the Put Date, or (B) One Hundred Thousand dollars ($100,000). During the Open Period, we shall not be entitled to submit a Put Notice until after the previous Closing has been completed. The Purchase Price for the Common Stock identified in the Put Notice shall be equal to ninety-five percent (95)% of the lowest closing Best Bid price of the Common Stock during the Pricing Period. The Pricing Period is the period beginning on the Put Notice Date and ending on and including the date that is 5 trading days after such Put Notice Date.


Dutchess' Obligation to Purchase Shares

Upon the receipt by Dutchess of a validly delivered Put Notice, Dutchess shall be required to purchase from us, during the period beginning on the Put Notice Date and ending on and including the date that is 5 Trading days after such Put Notice, that number of shares having an aggregate purchase price equal to the lesser of (a) the Put Amount set forth in the Put Notice and (b) 20% of the aggregate trading volume of our common stock during the applicable Pricing Period times (x) the lowest closing bid price of our common stock during the specified Pricing period, but only if such said shares bear no restrictive legend and are not subject to stop transfer instructions, prior to the applicable Closing Date.

Conditions to Dutchess' obligation to purchase shares

We shall not be entitled to deliver a Put Notice and Dutchess shall not be obligated to purchase any shares at a closing unless each of the following conditions are satisfied:

A. a Registration Statement shall have been declared effective and shall remain effective and available at all times until the Closing with respect to the subject Put Notice for the resale of all the common stock issuable pursuant to the Investment Agreement,;

B. at all times during the period beginning on the related Put Notice Date and ending on and including the related Closing Date, the Common Stock shall have been listed on the Principal Market and shall not have been suspended from trading thereon for a period of two (2) consecutive Trading Days during the Open Period and we shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of our Common Stock;

C. we have complied with our obligations and are otherwise not in breach of a material provision of, or in default under, the Investment Agreement and the Registration Rights Agreement or any other agreement executed in connection with the Investment Agreement, which has not been corrected prior to delivery of the Put Notice Date;

D. no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the Securities; and

C. the issuance of the Securities will not violate any shareholder approval requirements of the Principal Market.

If any of the foregoing events occurs during a Pricing Period, then Dutchess shall have no obligation to purchase the Put Amount of Common Stock set forth in the applicable Put Notice.

Mechanics of Purchase of shares by Dutchess

The closing of the purchase by Dutchess of Shares (a "Closing") shall occur on the date which is no later than seven (7) Trading Days following the applicable Put Notice Date (each a "Closing Date"). Prior to each Closing Date, (I) we shall be required to deliver to Dutchess pursuant to the Investment Agreement, certificates representing the Shares to be issued to Dutchess on such date and registered in the name of Dutchess; and (II) Dutchess shall deliver to us the purchase price to be paid for such Shares.

As compensation to Dutchess for a delay in issuance of the Shares beyond the Closing Date, we have agreed to pay late payments to Dutchess for late issuance of the Shares (delivery of the Shares after the applicable Closing Date) in accordance with the following schedule (where "No. of Days Late" is defined as the number of trading days beyond the Closing Date. The Amounts are cumulative.):

LATE  PAYMENT  FOR  EACH
NO.  OF  DAYS  LATE                        $10,000  OF  COMMON  STOCK

          1                                 $100
          2                                 $200
          3                                 $300
          4                                 $400
          5                                 $500
          6                                 $600
          7                                 $700
          8                                 $800
          9                                 $900
          10                              $1,000
          Over 10                         $1,000 + $200 for each
                                          Business Day late beyond 10 days

We shall pay any late payments in immediately available funds upon demand by Dutchess.

Overall Limit on Common Stock Issuable.

If during the Open Period we become listed on an exchange that limits the number of shares of our common stock that may be issued without shareholder approval, then the number of Shares issuable by us and purchasable by Dutchess, including the shares of Common Stock issuable to Dutchess, shall not exceed that number of the shares of Common Stock that may be issuable without shareholder approval, subject to appropriate adjustment for stock splits, stock dividends, combinations or other similar recapitalization affecting the Common Stock (the "Maximum Common Stock Issuance"), in excess of the Maximum Common Stock Issuance shall first be approved by our shareholders in accordance with applicable law and our By-laws and Amended and Restated Certificate of Incorporation, if such issuance of shares of Common Stock could cause a delisting on the Principal Market. Our failure to seek or obtain such shareholder approval shall in no way adversely affect the validity and due authorization of the issuance and sale of Securities or Dutchess' obligation in accordance with the terms and conditions of the Investment Agreement to purchase a number of Shares in the aggregate up to the Maximum Common Stock Issuance limitation, and that such approval pertains only to the applicability of the Maximum Common Stock Issuance limitation.

Term

The Investment Agreement shall expire (a) when Dutchess has purchased an aggregate of $5,000,000 of our Common Stock or (b) 36 months after the Effective Date of the registration statement of which this prospectus forms a part, whichever occurs earlier.

Suspension

The Investment Agreement shall be suspended upon any of the following events and shall remain suspended until such event has been rectified:

A. the trading of our Common Stock is suspended by the SEC, the Principal Market or the NASD for a period of two (2) consecutive Trading Days during the Open Period; or,

B. Our Common Stock ceases to be registered under the 1934 Act or listed or traded on the Principal Market.

Upon the occurrence of one of the above-described events, the Company shall send written notice of such event to the Investor.

Sample Calculation of Stock Purchases

      The following is an example of the calculation of the drawdown amount and the number of shares we would issue to Dutchess in connection with that drawdown based on the assumptions noted in the discussion below.

Sample Put Amount Calculation

      The Put amount may at our election be either (a) $100,000 or (b) 200% of the average daily volume (U.S. market only) of the Common Stock for the twenty
(20) Trading Days prior to the applicable Put Notice Date, multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put Date.

      The calculation below is based upon average daily volume of our common stock prior to a Put Notice Date of August 19, 2005

      Set forth below is a trading summary of our Common Stock for the period from July 22 through August 29, 2005.

                                                                         Adj.
Date          Open        High        Low        Close       Volume      Close
   29-Aug-05  0.22        0.22        0.2        0.2         217,100     0.2
   26-Aug-05  0.2         0.22        0.19       0.22        293,600     0.22
   25-Aug-05  0.18        0.2         0.18       0.18        132,700     0.18
   24-Aug-05  0.17        0.21        0.16       0.17        484,200     0.17
   23-Aug-05  0.17        0.17        0.16       0.17        94,300      0.17
   22-Aug-05  0.17        0.17        0.16       0.17        203,900     0.17
   19-Aug-05  0.17        0.17        0.15       0.17        293,500     0.17
   18-Aug-05  0.14        0.16        0.13       0.14        271,600     0.14
   17-Aug-05  0.12        0.13        0.12       0.13        153,100     0.13
   16-Aug-05  0.14        0.16        0.09       0.12        539,500     0.12
   15-Aug-05  0.18        0.18        0.16       0.16        80,300      0.16
   12-Aug-05  0.19        0.19        0.17       0.18        217,600     0.18
   11-Aug-05  0.15        0.2         0.14       0.16        968,900     0.16
   10-Aug-05  0.13        0.14        0.12       0.14        288,200     0.14
    9-Aug-05  0.12        0.12        0.11       0.11        66,400      0.11
    8-Aug-05  0.12        0.12        0.11       0.11        155,00      0.11
    5-Aug-05  0.12        0.12        0.11       0.11        63,000      0.11
    4-Aug-05  0.12        0.12        0.11       0.11        10,200      0.11
    3-Aug-05  0.14        0.14        0.11       0.11        97,200      0.11
    2-Aug-05  0.12        0.12        0.11       0.11        8,600       0.11
    1-Aug-05  0.14        0.14        0.12       0.13        14,500      0.13
   29-Jul-05  0.12        0.14        0.12       0.14        60,900      0.14
   28-Jul-05  0.13        0.13        0.12       0.12        74,900      0.12
   27-Jul-05  0.12        0.12        0.11       0.12        115,000     0.12
   26-Jul-05  0.11        0.11        0.11       0.11        1,000       0.11
   25-Jul-05  0.14        0.14        0.12       0.12        17,000      0.12
   22-Jul-05  0.12        0.13        0.12       0.12        21,500      0.12

The Average Daily volume for the 20 trading days prior to August 19, 2005 based upon the foregoing table is 154,245. 200 % of the average daily volume is 308,490.

The Average of the 3 daily closing bid prices immediately preceding the Put Date of August 19, 2005 ($.14 + $.13 + $.12 divided by 3) is $.13. The total Put Amount based upon the assumptions set forth above is $60,155.55. (200% of the average daily volume of the Common Stock for the twenty (20) Trading Days prior to the applicable Put Notice Date (308,490), multiplied by the average of the three (3) daily closing bid prices immediately preceding the Put Date ($.13)).

Sample Calculation of Purchase Price

The Purchase Price shall be equal to ninety-five percent (95%) of the lowest closing Best Bid price of the Common Stock during the Pricing Period. The Pricing Period is the period beginning on the Put Notice Date and ending on and including the date that is five (5) Trading Days after such Put Notice Date.

Using the same hypothetical set forth above, the pricing period is August 15, 2005 through August 19, 2005. The lowest closing Best Bid Price of the Common Stock during this period is $.12. The Purchase Price per share is $.11 (95 % of the lowest Best Bid Price of $.12). Therefore and based upon the foregoing, Dutchess shall be required to purchase 182,291 shares at a price of $.11 and shall pay to us $20,052.

                               Debenture Agreement

On August 16, 2005 we issued a Debenture to Dutchess in the principal amount of $600,000 with a maturity date of August 16, 2010.

Interest and Payments

We will pay 10% annual coupon on the unpaid face amount of the Debenture. We are required to make payments as set forth on the table below.

Convertible
Amount                    Interest Rate        Redemption
 $600,000.00                   10%                120%

                                         Amount with
                                        Accrued Interest                   Applied to         Applied to         Applied to
                    Amount Due           for Period       Payment          Principal          Interest           Redemptions
   8/1/2005          $600,000.00         $604,951.15   $   4,951.15             $0.00         $4,951.15                 $0.00
   9/1/2005          $600,000.00         $604,951.15   $   4,951.15             $0.00         $4,951.15                 $0.00
  10/1/2005          $600,000.00         $604,951.14   $   4,951.15             $0.00         $4,951.15                 $0.00
  11/1/2005          $599,999.99         $604,951.14   $  62,715.56        $48,137.01         $4,951.15             $9,627.40
  12/1/2005          $551,862.98         $556,416.91   $  62,715.56        $48,468.03         $4,553.93             $9,693.61
   1/1/2006          $503,394.95         $507,548.92   $  62,715.56        $48,801.33         $4,153.97             $9,760.27
   2/1/2006          $454,593.63         $458,344.89   $  62,715.56        $49,136.91         $3,751.27             $9,827.38
   3/1/2006          $405,456.71         $408,802.51   $  62,715.56        $49,474.81         $3,345.79             $9,894.96
   4/1/2006          $355,981.91         $358,919.44   $  62,715.56        $49,815.03         $2,937.53             $9,963.01
   5/1/2006          $306,166.88         $308,693.34   $  62,715.56        $50,157.58         $2,526.46            $10,031.52
   6/1/2006          $256,009.30         $258,121.86   $  62,715.56        $50,502.50         $2,112.57            $10,100.50
   7/1/2006          $205,506.80         $207,202.63   $  62,715.56        $50,849.78         $1,695.82            $10,169.96
   8/1/2006          $154,657.02         $155,933.24   $  62,715.56        $51,199.46         $1,276.22            $10,239.89
   9/1/2006          $103,457.56         $104,311.29   $  62,715.56        $51,551.53           $853.72            $10,310.31
  10/1/2006           $51,906.03          $52,334.36   $  62,715.56        $51,906.03           $428.32            $10,381.21

TOTALS                     $0.00               $0.00   $ 767,440.20        $600,000.00       $47,440.20          $ 120,000.00

Subsequent to the Effective Date, Dutchess can either request a payment as set forth in the table above to elect to convert a portion of the Debenture in an amount equal to the payment amount.

Conversion

Dutchess may convert the face amount of the Debenture, plus accrued interest, in whole or in part by giving us written notice. The conversion price shall be equal to the lesser of (i) the lowest closing bid price during the 15 full days of trading prior to the filing date or (ii) $.092. No fractional or scrip shares will be issued on conversion. In addition, in the event that any portion of the Debenture remains outstanding on the Maturity Date, such outstanding amount shall be automatically converted into shares of our common stock. In the event that we do not make delivery of the common stock as instructed by Dutchess, we shall be obligated to pay to Dutchess 3% in cash of the dollar value of the Debentures being converted, compounded daily, per each day after the 3rd business day following the conversion date that the Common Stock is not delivered to Dutchess.

The number of shares included in this Registration Statement with respect to the Debenture is 8,857,396. This is based upon a conversion price of $.092. This also includes interest calculated at 10% per annum for a period of 5 years ($47,440.20).

Events of Default

We will be considered in default if any of the following events occurs:

(a) we do not make a Payment of the principal of the Debenture by conversion into Common Stock within five (5) business days of the Maturity Date, upon redemption or otherwise;

(b) we do not make a payment, other than a payment of principal, for a period of three (3) business days thereafter;

(c) any of our representations or warranties contained in the Subscription Agreement (executed in connection with the Debenture Agreement) or the Debenture were false when made or we fail to comply with any of our the agreements executed in connection with Debenture and such failure continues for a period of five (5) business days, and such default in not cured within five (5) business days after the receipt of notice from Dutchess;

(d) we, pursuant to or within the meaning of any Bankruptcy Law; (i) commences a voluntary case; (ii) consents to the entry of an order for relief against us in an involuntary case; (iii) consents to the appointment of a Custodian on our behalf or for all or substantially all of our property or (iv) makes a general assignment for the benefit of our creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against us in an involuntary case; (B) appoints a Custodian on our behalf or for all or substantially all of our property or (C) orders our liquidation, and the order or decree remains unstayed and in effect for sixty (60) calendar days;

(e) our Common Stock is suspended or no longer listed on any recognized exchange including electronic over-the-counter bulletin board for in excess of five (5) consecutive Trading Days;

(e) we violate any terms and conditions of the Registration Rights Agreement executed by us in connection with the Debenture Agreement;

(f) the Registration Statement, of which this Prospectus forms a part, underlying the Debenture is not declared effective by the SEC within twelve (12) months of the Issuance Date.

In the Event of Default, Dutchess may among other things:

(a) elect to secure a portion of our assets not to exceed 200% of the Face Amount of the Note, in Pledged Collateral;

(b) elect to garnish Revenue from us in an amount that will repay the Holder on the payment schedule set forth above;

(c) exercise its right to increase the Face Amount of the Debenture by ten percent (10%) as an initial penalty and for each Event of Default under the Debenture;

(d) elect to increase the Face Amount by two and one-half percent (2.5%) per month (pro-rata for partial periods) paid as a penalty for liquated damages which will be compounded daily;

If the Registration Statement, of which this Prospectus forms a part, underlying the Debenture is not declared effective by the SEC within twelve (12) months of the Issuance Date. Dutchess may elect to switch the Conversion Price to such amount as shall be equal to the lesser of a) $.092 or b) seventy percent (70%) of the lowest closing bid price of the Common Stock during the fifteen (15) trading days prior to conversion.

Limitation on Amount of Conversion and Ownership

The Debenture provides that Dutchess shall not be entitled to convert that amount of Debenture into common stock, which when added with the sum of the number of shares beneficially owned by Dutchess would exceed 4.99% of the number of shares of our common stock outstanding on the conversion date.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our condensed financial statements and notes to those statements. In addition to historical information, the following discussion and other parts of this quarterly report contain forward-looking information that involves risks and uncertainties.

Overview

Plan of Operations

We operate our business through our two wholly owned subsidiaries, Direct Dental Services, Inc. and Union Dental Corp. Direct Dental operates a network of duly licensed dental providers. Members of the dental network pay an annual management service fee for the right to be a member of the dental network. Union Dental operates two dental practices in Coral Springs, Florida. We plan on expanding our line of business by acquiring dental practices and recruiting new dental practitioners to join our dental network servicing the union contracts. We may also expand and offer participating unions other professional services such as chiropractic services and optical services.

Management's current focus is the expansion of our network of dental providers by adding union contracts in states where we currently do not have union contracts and by developing additional contracts with other unions, who will provide their services to the union members. We also intend to expand our dental practice segment in existing markets primarily by enhancing the operating performance of our existing offices and, by acquiring other dental practices. In furtherance of these objectives, during our last fiscal quarter we acquired substantially all of the assets of a dental practice (excluding the patient list) located in Coral Springs, Florida ("Dental Visions") for a purchase price of $283,241 consisting of the assumption of $169,486 in debt and the issuance of 733,901 shares of our common stock with an agreed value of $.155 per share. We successfully integrated the operations of Dental Visions into Union Dental. At this time it is not possible to project what income or expenses will result from the expansion of these services.


Comparison of Operating Results for the Quarter Ended June 30, 2005 to the Quarter Ended June 30, 2004

Revenues

Revenues for the three months ended June 30, 2005 as compared to June 30, 2004 were $610,924 as compared to $405,622, an increase of approximately 50%. Revenues for the six months ended June 30, 2005 were $1,124,561 as compared to $1,091,861 for the six months ended June 30, 2004, an increase of approximately 3%. The increase in revenues, especially during the second quarter of 2005 is attributable to two factors: Increased revenues as a result of the acquisition and integration of the assets of Dental Visions into Union Dental and management's ability to focus on expanding the operations of the business.

Operating Expenses

Operating expenses for the three months ended June 30, 2005 as compared to the three months ended June 30, 2004 increased by $126,271, increasing from $551,068 and $424,797, an increase of approximately 77%. The increase in our operating expenses is a result of increased general and administrative expenses and salaries. Many of the additional general and administrative expenses were the result of increased marketing expenses for Direct Dental, consulting and professional fees incurred as a result of the filing of our annual report during the first quarter of 2005 and increased costs associated with the purchase of the assets and assumption of liabilities of Dental Vision. The increase in salaries relates to adding additional personnel and normal wage increases.

Operating expenses for the six months ended June 30, 2005 as compared to the six months ended June 30, 2004 increased by $252,196 from $723,949 and $976,145, an increase of approximately 70%. This increase is attributable to increased general and administrative expenses and increased salaries which the Company has incurred as it expands its operations.

Interest Expense

Interest expense for the three and six months ended June 30, 2005, was $24,746 and $37,628 as compared to $11,447 and $25,809 for the three and six months ended June 30, 2004. The increase is primarily attributable to increased borrowing costs associated with an increase in our bank line of credit.

Net Income

Our net income for the three months ended June 30, 2005 was $23,560 as compared to a net loss of $30,622 for the three months ended June 30, 2004. The reversal of the loss is primarily attributable to increased revenues.

Our net income for the six months ended June 30, 2005 was $74,338 as compared to net income of $342,103 for the six months ended June 30, 2004, a decline of $267,765. The overall decline in our net income over this period is primarily attributable to an increase in general and administrative expenses and an increase in salaries despite an increase in revenues for the six month period from $1,091,861 to $1,124,561.

We recorded zero (-0-) in income per share for both the three and six months ended June 30, 2005 as compared to a loss per share of $(30.62) for the three months ended June 30, 2004 and net income per share of $342.10 for the six months ended June 30, 2004.

Income Tax Consequences

Prior to their acquisition by Union Dental Holdings, both Union Dental Corp. and George D. Green, DDS, P.A. were operated as S corporations and any income tax payable were paid by their shareholders. With the subsequent acquisition by Union Dental Holdings, we are required to pay income tax on the net income we generate.

Liquidity and Capital Resources

We use available finances to fund ongoing operations. Funds will be used for general and administrative expenses, website maintenance and development, marketing and expenses related to the filing and preparation of our SEC filings.

We intend to seek additional financing to fully implement our business plan. Additional financing will enable us to expand our dental network and acquire additional dental practices. Additional working capital may be available through third party financing sources. There can be no assurance that we will be successful in securing any type of debt or equity financing.

If we are successful in securing additional financing, we believe that our business model can be expanded into other professional fields. We believe that a niche market exists in both the chiropractic and optometry fields. If we determine that we can successfully market these services to unions together with our dental program, we will attempt to secure a network of chiropractors and optometrists.


On August 17, 2005, we entered into an Investment Agreement with Dutchess. Pursuant to this Agreement, Dutchess will commit to purchase up to $5,000,000 of our Common Stock over the course of 36 months, after a registration statement has been declared effective by the SEC. Under the agreement, we may sell to Dutchess on each occasion, either (1) $100,000 in shares of our common stock or
(2) 200% of the averaged daily volume (U.S market only) of our Common Stock for the 20 trading days prior to our "Put" notice, multiplied by the average of the 3 daily closing prices immediately preceding the Put Date. As a result of this variable price feature, the number of shares issuable pursuant to the agreement will increase if the market price of our stock decreases. In addition there is no upper limited on the number of shares issuable pursuant to the agreement. Therefore our shareholders may be subject to significant dilution and face the prospect that Dutchess, which may own 95% or more of our common stock upon drawdown of the maximum of $5,000,000, may control us.

Also, in connection with the Dutchess transaction, we sold $600,000 in principal amount of our five-year convertible debentures to Dutchess These debentures bear interest at 10% per annum (payable in cash or stock at Dutchess' option). The first $300,000 (less expenses) has been funded, with an additional $300,000 to be funded immediately upon filing of this Registration Statement with the SEC. We believe that the funds received and to be received from Dutchess will be sufficient to fund and expand our business over the next twelve months. If for some reason we are not able to draw down the entire $5,000,000, we may have to obtain additional operating capital from other sources to enable us to execute our business plan. We anticipate that we will obtain any additional required working capital through the private placement of Common Stock to domestic accredited investors pursuant to Regulation D of the Securities Act of 1933, as amended. There is no assurance that we will obtain the additional working capital that we need through the private placement of Common Stock. In addition, such financing may not be available in sufficient amounts or on terms acceptable to us.

Assets and Liabilities

Our total assets were $777,191 as of June 30, 2005 as compared to $446,924 as of December 31, 2004. respectively. Our assets as of June 30, 2005 consisted primarily of our accounts receivable, net of allowance of $361,213 furniture, fixtures and equipment of $327,788 (net of depreciation), inventory of $25,185 and cash of $48,627. As of December 31, 2004, accounts receivable, net of allowance was $317,077, furniture, fixtures and equipment was $49,476 (net of depreciation) inventory was $24,055 and cash of $42,294.

Accounts receivable increased by approximately $44,000 while our property and equipment increased by $278,312. The increase in both our accounts receivable and the value of our property and equipment is primarily attributable to our acquisition of Dental Visions.

Total Current Liabilities as of June 30, 2005 were $712,381 consisting primarily of $326,514 in unearned membership interests, $269,513 representing the current portion of a note payable, $36,450 in income taxes payable and $32,961 in customer deposits. Total current liabilities as of December 31, 2004 were $871,959 consisting primarily of $326,326 in unearned memberships, $299,435 representing the current portion of a note payable, $110,839 due a related party and $47,813 from our line of credit.

Our long-term liabilities increased from $972,000 as of December 31, 2004 to $1,117,933, an increase of approximately 15%. This increase was primarily attributable to refinancing our loan with the bank to enable us to finance additional acquisitions.

As of June 30, 2005, we have a stockholders deficit of $(1,053,123). This compares to a stockholders deficit of $(1,397,035) as of December 31, 2004. The reduction of our stockholders deficit is due to three factors; net income of approximately $74,000, a net change of $96,000 relating to a loan received from a principal stockholder, less any notes receivable from the same principal shareholder, plus stock issued for $60,000.

No trends have been identified which would materially increase or decrease our results of operations or liquidity.

The only significant cash transaction other than that generated and used in operations has been that during June 2005, the Company issued 70,000 shares of restricted common stock in exchange for $35,000 in cash, or $0.50 per share.

Year ended December 31, 2004 compared to year ended December 31, 2003

Revenues

For the year ended December 31, 2004 as compared to December 31, 2003 we generated revenue of $1,931,570 as compared to $2,016,408. The decrease in revenues was as a result of management focusing its attention on negotiating, structuring and implementing the reverse merger with National Business Holdings, Inc.

Net Income

Our net income for 2004 was $4,989 as compared to $762,168 in the prior year. The significant decrease in net income is primarily attributable to an increase in general and administrative expenses from $624,723 to $1,100,490, an interest expense of $40,587 and an increase in advertising from $35,506 to $68,588. Many of the additional general and administrative were the result of increased marketing expenses for Direct Dental and consulting and professional fees incurred as a result of the Reorganization during the fourth quarter of 2004. We also incurred non-cash expenditures of approximately $111,763, which includes $71,800 for shares issued for services rendered and $39,963 for stock issued in lieu of payment of an interest expense. We recorded $0.00 in income per share for 2004 as compared to $762.17 per share in 2003. The significant decline in income per share is due to the increased number of outstanding shares (from 1,000 to 29,473,585), which is primarily attributable to the Reorganization.

Compensation

During the year ended December 31, 2004 and 2003, the Company incurred $692,099 and $587,411, respectively, for salaries. The increase in salaries relates to adding additional personnel and normal wage increases.

General and Administrative expenses

During the year ended December 31, 2004 and 2003, we incurred $1,100,490 and $624,723, respectively in general and administrative expenses, and $9,880 and $7,530 in depreciation expense, respectively. A substantial portion, of the increase in general and administrative expenses were marketing expenses for Direct Dental and consulting and professional fees incurred as a result of the Reorganization during the fourth quarter of 2004.

Liquidity and Capital Resources

We use available finances to fund ongoing operations. Funds will be used for general and administrative expenses, website maintenance and development, marketing and expenses related to the filing and preparation of our SEC filings.

We will require additional financing to fully implement our business plan, expanding our dental network and acquiring additional dental practices. We will also need additional financing if we intend to create a network of chiropractic physicians and offer their services to various unions. Additional working capital may be available through third party financing sources. There can be no assurance that we will be successful in securing any type of debt or equity financing.

At December 31, 2004 and 2003, we had cash and accounts receivable totaling $359,371 and $289,429 respectively. We had total current assets of $386,935 as compared to $327,293 and our total assets as of December 31, 2004 were $446,924 as compared to $654,700. Our total current liabilities were $871,959 as compared to $363,712. The significant increase in our total current liabilities is as a result of the increase in the current portion of our notes payable from $40,434 to $299,435 and the increase in unearned memberships from $264,663 to $326,326. We have a working capital deficit as of December 31, 2004 of $485,024 as compared to a working capital deficit of $36,419 as of December 31, 2003.

Our long-term liabilities increased from $53,938 to $972,000 of which $339,821 is due Dr. Green and the remaining $972,000 is pursuant to our bank loan. The Company agreed to assume this bank loan from Dr. Green which was utilized to purchase 50% of Direct Dental from its founder and former owner and the remaining balance was due and owing as a result of the acquisition of the initial 50% interest in Direct Dental.

In 2004 we incurred a charge to stockholders' equity in the amount of $1,539,129. This charge was a result of three related party transactions. First, Union Dental issued a $1 million note payable to Dr. Green, our controlling shareholder, as consideration for the purchase of the assets (minus the client list) of his dental practice, Dr. George D. Green, DDS, P.A. The Second transaction related to Direct Dental executed a note payable to a bank in the amount of $1,215,000 to satisfy an outstanding liability of Dr. Green to purchase shares of Direct Dental prior to the Reorganization. These amounts are offset by $675,871, representing a note receivable from Dr. Green resulting from the above transactions, net of other payables.

As a result of the foregoing accounting treatment of the various transactions, Dr. Green will be required to repay a portion of these sums to the Company. As of the date hereof, no repayment schedule has been established. To the extent that any sums are due as a result of any reclassification of goodwill, no payments will be made by Dr. Green.


                                    BUSINESS

Overview

Business Development. National Business Holdings, Inc., a Florida corporation, was incorporated on November 26, 1996 as Stirus Research & Development, Inc. We were originally in the business of development and sales distribution of medical devices. We later changed our name to Mecaserto, Inc. on November 9, 1998, when we acquired a French subsidiary, Mecaserto, S.A., whose business was the manufacture and sale of a medical imaging device.

On or about May 1, 2002, Pieter Durand, our former officer and director, loaned us $25,000 to support our working capital requirements. This indebtedness was evidenced by a Convertible Note, convertible into our Common Stock at the election of the holder. Pursuant to the December 27, 2004 Reorganization Agreement, this debt has been canceled.

On or about May 5, 2003, our French subsidiary faced liquidation in a French court and we relinquished our ownership interest in this subsidiary to our French shareholders in exchange for such holders' agreement to assume the debts and liabilities of the French subsidiary. Since the conclusion of this transaction and prior to our reorganization with Union Dental Corp and Direct Dental Services on December 27, 2004, we had no assets, liabilities or business operations except our Convertible Note indebtedness and miscellaneous payables.

On or about February 2, 2004, we accepted a subscription from Gala Enterprises Ltd. for 10,000,000 shares of our restricted, unregistered common stock for cash proceeds of $25,000 in order to support our short-term working capital requirements. We relied upon Section 4(2) of the Securities Act of 1933, as amended ("Securities Act"), and Rule 506 of Regulation D promulgated thereunder. This transaction did not involve a public offering and was exempt from registration under the Securities Act. No underwriters were used in connection with this transaction.

On February 2, 2004, Pieter Durand, the principal of Gala Enterprises Ltd., was appointed to serve as a member of our Board of Directors until the next meeting of the shareholders in which directors are elected. Subsequently, on February 6, 2004, Dennis Rault, our former sole officer and director, tendered his resignation, leaving Mr. Durand as our sole officer and director.

On May 4, 2004, our Board of Directors ratified and accepted and the majority shareholders approved by written consent an Amended and Restated Articles of Amendment to the Articles of Incorporation, filed with the State of Florida on May 11, 2004, changing our name from Mecaserto, Inc. to National Business Holdings, Inc. Our Restated Articles of Incorporation allow us to issue up to 300,000,000 shares of common stock, par value of $.001, of which 29,510,585 shares are issued and outstanding at the present time. The Restated Articles of Incorporation also allow us to issue up to 25,000,000 shares, $0.0001 par value, of preferred stock with the specific terms, conditions, limitations and preferences to be determined by the Board of Directors without shareholder approval, of which 1,000,000 shares are issued and outstanding at the present time.

On May 10, 2004, our Board of Directors ratified and accepted and a majority of shareholders approved by written consent a subdivision of the issued and outstanding common stock of the Company (a reverse split) at a ratio of one (1) share for each forty (40) shares of common stock issued and outstanding, effective May 24, 2004.

On May 28, 2004, we entered into a Share Exchange Agreement with Shava, Inc. ("Shava"), whereby we acquired one hundred percent (100%) of all the outstanding shares of common stock ("Shava Common Stock") of Shava from Roger E. Pawson, Shava's sole officer, director and shareholder, in exchange for 3,100,000 post-reverse split shares of our common stock in order to effect a reverse acquisition of Shava. As a part of the transaction, the Company changed its fiscal year end from December 31 to May 31. We filed a Form 10-KSB for the transition period from January 1, 2004 to May 31, 2004 in accordance with the Securities Exchange Act of 1934.

After the May 28, 2004 change in control, we decided to initiate a new business plan of lending and investing. In June 2004, we formed a new wholly owned subsidiary in Florida, National Business Investors, Inc. with headquarters in Falls Church, Virginia and San Diego, California. This subsidiary has not conducted any business to date.

On December 27, 2004, we entered into a Share Exchange and Reorganization Agreement ("Reorganization") with both Union Dental Corp, a Florida corporation and Direct Dental Services, Inc., a Florida corporation whereby Union Dental and Direct Dental became wholly-owned subsidiaries of us in exchange for an aggregate of 17,500,000 shares of our common stock and 1,000,000 shares of our preferred stock with each share of preferred stock providing voting rights equal to 15 shares of our common stock. In addition, we agreed to recognize the 3,452,250 issued and outstanding options to purchase Union Dental common stock as options to purchase our common stock. Pursuant to the Reorganization Agreement, 22,287,977 shares of our common stock were canceled.

Effective October 15, 2004, Union Dental acquired substantially all of the assets (except the patient list) of George D. Green D.D.S., P.A. in Coral Springs, Florida. Pursuant to this Asset Purchase Agreement, the aggregate purchase price payable by Union Dental for these assets was One Million Dollars ($ 1,000,000.00), payable pursuant to a Promissory Note (the "PA Note") in the amount of One Million Dollars ($1,000,000.00) with interest thereon of five percent (5%) per annum, and which note shall be payable in ten (10) equal yearly installments.

Direct Dental operates a network of duly licensed dental providers who provide dental services through the network to union members in accordance with arrangements between Direct Dental and various unions. Pursuant to the Stock Purchase Agreement, on August 14, 2000, Dr. Green acquired two hundred fifty
(250) shares of common stock of Direct Dental from Melvyn Greenstein, Direct Dental and Irene Greenstein, the initial shareholders and Sellers (collectively the "Greensteins"), for the purchase price of One Million Eight Hundred Fifty Thousand Dollars ($1,850,000.00) (1st DDS Purchase Price"). The 1st DDS Purchase Price was payable as follows: One Million Four Hundred Fifty Thousand Dollars ($1,450,000.00) at closing and a promissory note of Four Hundred Thousand Dollars ($400,000.00). On December 31, 2003, Dr. Green acquired the remaining two hundred fifty (250) shares of common stock of Direct Dental from the Greensteins for the purchase price of Eight Hundred Fifty Thousand Dollars ($850,000.00) (2nd DDS Purchase Price"). As a result of the 1st DDS Purchase Price and the 2nd DDS Purchase Price, Dr. Green owned of record and beneficially all of the issued and outstanding common stock of DDS, consisting of five hundred (500) shares of Direct Dental.

On January 11, 2005, we amended our Articles of Incorporation to change our name from National Business Holdings, Inc. to Union Dental Holdings, Inc. On February 8, 2005, we further amended our Articles of Incorporation to issue 1,000,000 shares of preferred stock with each share of preferred stock providing voting rights equal to 15 shares of our common stock to Dr. Green.

Unless the context indicates otherwise, references hereinafter to the "Company", "we", "us" or "Union" include both Union Dental Holdings, Inc., a Florida corporation and our wholly owned subsidiaries, Union Dental Corp., a Florida corporation, Direct Dental Services, Inc., a Florida corporation. Our principal place of business is 1700 University Drive, Suite 200, Coral Springs, Florida 33071, and our telephone number at that address is (954) 575-2252.

Business of the Company

During the fiscal year ended December 31, 2004, we operated two business lines: operating a network of duly licensed dental providers to a network of union members through Direct Dental and managing a dental practice through Union Dental.

Direct Dental Services, Inc.

Direct Dental Services, Inc. is a Florida corporation that operates a network of duly licensed dental providers, the Dental Referral, who provide dental services through the network to union members in accordance with arrangements between Direct Dental and various labor unions. Direct Dental is not limited as to the type of labor union which Direct Dental may solicit. Direct Dental charges an annual management services fee to the participating dentists to practice in an "area of exclusivity" for union members. Direct Dental currently has exclusive contracts with local unions, such as Communications Workers of America, International Brotherhood of Electrical Workers and General Electric's International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers - Communications Workers of America.

Members of the Dental Network are assigned "areas of exclusivity" established by Direct Dental which grants the Dental Network provider primary responsibility to provide for the general dentistry and specialist services required by covered union members. Direct Dental 's Network dentists accept as payment in full for covered services the scheduled amount payable by the applicable union sponsored dental benefit plan together with a relatively small co-payment from the covered union member. The copayment to be paid by the union member is generally substantially lower than the scheduled copayment set forth in the applicable dental benefit plan, resulting in significant savings to the union member.

Exclusive Agreements

Direct Dental selects certain dentists in selected geographical areas to represent Direct Dental. The dentist enters into an exclusive agreement with Direct Dental for an annual management services fee, which ranges from $3,000 to $6,000, which is based on each specialty the dentist provides to the patients on a per office basis. Direct Dental receives a yearly membership fee from each dentist in order for him/her to maintain the exclusive area of each specialty that the dentist provides. Currently, areas of specialties include: (1) General Dentistry (2) Orthodontics (3) Periodontics (4) Pedodontics (5) Endodontics (6) Prosthodontics (7) Oral & Maxillofacial Surgery, (8) Implants and (9) TMJ.

Direct Dental enters into contracts with labor unions to be the exclusive provider of dental services to its memberships under existing dental benefit plans. Presently, Direct Dental has a contract with the CWA covering its members in 19 states, including employees of AT&T, Lucent, Verizon, Bell South, Cingular, Verizon, Qwest and SBC/Pactell. We also entered into agreements with the International Brotherhood of Electrical Workers Local #824 in Tampa, Florida and Local # 728 in Ft. Lauderdale, FL and General Electric's International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers - Communications Workers of America Local 761 in Louisville, Kentucky. We intend to pursue other labor unions as part of our expansion program.

Dental Network

The Dental Network currently consists of approximately 300 licensed dentists located in 13 states. The territory served by the Dental Network is divided into geographic areas using a predetermined formula that allocated approximately one general dentist to approximately 500-1,000 insured union employees which includes their immediate family members. Exclusive areas for specialists were allocated approximately 1,000-3,000 insured union employees, which include their immediate family members, per specialist. Each member of the Dental Network enters into an annual network provider agreement with Direct Dental for his or her respective Exclusive Area. Consideration paid by the Dental Network member is determined based upon the size of the Exclusive Area and the number of specialties covered under the respective member's contract.


Union Dental Corp.

Union Dental Corp., is a Florida corporation that acquired the assets (excluding the client list) of Dr. George D. Green, P.A. effective October 15, 2004.

During our last fiscal quarter we acquired substantially all of the assets of a dental practice located in Coral Springs, Florida ("Dental Visions") for a purchase price of $283,241 consisting of the assumption of $169,486 in debt and the issuance of 733,901 shares of our common stock with an agreed value of $.155 per share.

Union Dental utilizes the services of 29 individuals pursuant to a management agreement with George D. Green, DDS, P.A. The Coral Springs office is comprised of two licensed dentists, a licensed associate dentist, two hygienists, four nurses, two office managers, a union dental insurance specialist and a union dental administrative director.

Acquisition Of Additional Practices

We intend to acquire existing dental practices in selected geographical areas throughout the United States to further expand our base of operations by providing additional locations for the benefit of union members. This expansion will be accomplished by having the licensed dentist train at the corporate headquarters prior to being placed into the newly acquired dental practices. After a period of time the dentist will be evaluated in his/her management skills and operating procedures. At that time, we intend to allow these dentists to purchase the existing dental practice from us, after the completion of a transition period. We intend to finance the acquired business when it is sold to the new dentist. We believe this will allow us to expand our network of exclusive areas in a timely manner.

                               MARKETING AND SALES

Brochures And Posters

The union itself is a viable component of our marketing strategy. We anticipate that the respective unions will be extremely helpful with promoting the dental benefits provided to their members. Currently, although we pay all the costs associated with the printing, distribution and mailing of the brochures, the individual unions are responsible for mailing all pamphlets and other literature designed and produced by us. We will also design and distribute poster boards to be placed in heavily frequented areas within the employer's offices, factories or lunchrooms. These poster boards contain brochures which provide information about the union's dental coverage and list the Dental Network members in their respective geographical area. We pay for the printing and mailing of the brochures and poster boards.

Seminars

We intend to hold seminars where prospective Network members can learn about us and the benefits of Dental Network membership. Prospective members will have the opportunity to meet with current network members and other prospective members.

Web Site Development

We developed a website for use in the expansion of our Dental Network. Our website will be used as an informative site, and dental directory, for union patients who are in need of the services offered by the dentists in the network and to locate a network dentist. The website provides patients with information about each member of the Dental Network to better inform the patient of the doctor's professional credentials. The web site will also be used to establish a direct link between the patient and the doctor. We believe this approach will enhance the dentist-patient relationship, improve patient loyalty, and increase utilization of dental services. We have two websites located at www.uniondental.com and www.uniondentalcorp.com respectively. To date, several unions have hyperlinked their website to our website in order to avail their members more access to the dental benefits offered to them and current information of dental providers in the network.

We presently derive our sales from the following: (1) sales of the "Areas of Exclusivity" in the selected geographical areas to dentists who provide dental services to the union employees in those specific areas; and (2) operating two dental practices located in Coral Springs, Florida.

Subsequent Events. Pursuant to the December 28, 2004 reorganization transaction, on March 30, 2005, our Board of Directors elected to change our fiscal year-end from May 31 to December 31. See 8-K filed on March 30, 2005.

Competitive Business Conditions

The fields of dental practice and dental network participation with unions are highly competitive. We compete with a number of businesses that provide the same or similar services. Many of these competitors have a longer operating history, greater financial resources, and provide other services to insurance companies that we do not provide. Principal competitors include national firms, as well as many regional firms. We believe that quality of service, high caliber dental services, proper pricing and range of services offered are the principal factors that will enable us to compete effectively.

Government Regulations

As a participant in the health care industry, our operations are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels. We also are subject to laws and regulations relating to business corporations in general. We believe our operations are in material compliance with applicable laws and will be able to maintain compliant in an ever increasing regulatory environment.

Costs and Effects of Compliance with Environmental Laws.

Some of the services provided by the Company will produce byproducts or waste, the disposal of which is regulated by Federal or State guidelines. The Company is aware of the requirements of these regulating agencies and has taken steps to ensure compliance with the legal requirements.

Employees

As of September 9, 2005, the Company does not have any employees. However, the Company utilizes the services of 17 individuals that are employed through Union Dental, as a management company, to Dr. George D. Green, DDS, P.A. We anticipate hiring either directly or through the management company additional employees over the next twelve months if we are successful in implementing our plan of operations.

                             DESCRIPTION OF PROPERTY

As a result of the Reorganization, our offices are located at 1700 University Drive, Suite 200, Coral Springs, Florida 33071. We have entered into a month-to-month lease for suite 304 and have been in suite 200 since 1997 and this lease expires in May 2007. We have entered into a lease for suite 202, which expires in June 2010. Suite 304 consists of approximately 1,100 square feet of office space, suite 200 and suite 202 consists of approximately 2,200 square feet and 1,500 square feet, respectively, of professional dental practice space. Our rent for suites 304, 200 and 202 are $1,550, $2,167 and $2,150 per month respectively, which rates will remain the same throughout the remainder of the Lease. We believe that the foregoing space is adequate to meet our current and planned operations.

                                LEGAL PROCEEDINGS

During the second quarter of 2005, Direct Dental was sued by a former member of our network. The suit alleges that the company breached the exclusivity provisions of its agreement with Direct Dental by selling the territory to another dentist. The lawsuit was filed in Dade County, Florida (Case No. 05-08811 CA 2). Management believes that it has a meritorious defense to this action in that the territory was only sold after the plaintiff failed to make the required payments due under the management agreement to remain part of our network.

During the second quarter of 2005 we were sued by another dentist who was previously a Direct Dental member. The suit was filed in Dade County, Florida (Case No. 05-0077-99) and alleges tortuous interference with a business relationship and libel. Management believes that it has meritorious defenses in that this action was brought in response to a lawsuit filed by the company against the same dentist for breach of contract, slander, tortuous interference with a business relationship and injunctive relief (Case No. 04-12109 CA 10). We filed this action when the dentist failed to pay the required fee to remain a member of the Direct Dental network and attempted to create his own network ofservice providers.


                        DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table sets forth current information regarding our executive officer and director:

Name                 Age   Position(s) with Company               Election Date
---------------      ---   -----------------------------------    --------------
Dr.George D. Green   47    Chief Executive Officer, President,    December 2004
                           Secretary and Director(1)


Dr.George D. Green, is Chairman of the Board of Directors, President and Chief Executive Officer of Union Dental Corp. He currently serves as our sole Executive Officer of Union Dental Corp. He currently serves as our sole officer and director. He graduated from the University of Miami in 1983. He attended Georgetown University School of Dentistry where he graduated in 1985 with his Doctor of Dental Surgery (DDS) degree. Dr. Green started his general dentistry practice in Florida in 1986 and currently maintains that office. He has been President of the Coral Springs Business Club from 1993-96 and President of the Coral Springs/Parkland Rotary Club from 1996-97. He is the Founder of Union Dental Corp., and has held the management positions of the Company since inception. Dr. Green has been a Dental Network participant since 1992 in General Dentistry, Endodontics and Periodontics. In August 2000, he purchased 50% ownership of Direct Dental and on December 31, 2003, he purchased the remaining 50% of Direct Dental.

Committees of the Board of Directors

We presently do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees.

Compensation of Directors

Our directors do not receive cash compensation for their services as directors or members of committees of the board, but are reimbursed for their reasonable expenses incurred in attending board or committee meetings.

Terms of Office

There are no family relationships among our directors and/or officers. Our directors are appointed for one-year terms to hold office until the next annual general meeting of the holders of our Common Stock or until removed from office in accordance with our by-laws. Our officers are appointed by our board of directors and hold office until removed by our board of directors.

Code of Ethics

On December 28, 2004, we adopted a Code of Ethics that meets the requirements of
Section 406 of the Sarbanes-Oxley Act of 2002. We will provide to any person without charge, upon request, a copy of such Code of Ethics. Persons wishing to make such a request should contact George D. Green, Chief Executive Officer, 1700 University Drive, Suite 200, Coral Springs, Florida 33071.

                             EXECUTIVE COMPENSATION

The following table shows all the cash compensation paid by us, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2004, 2003 and 2002 to the Company's President and highest paid executive officers. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years.

                                                                        Long Term Compensation
----------------------------------------------------------------------------------------------------------------
                              Annual Compensation                          Awards        Payouts
----------------------------------------------------------------------------------------------------------------
                                                   Other         Restricted   Securities LTIP       All Other
Name and                                           Annual        Stock        Underlying Payouts    Compensation
Principal         Year     Salary ($)   Bonus ($)  Compensation  Award(s)     Options/
Position                                           ($)           ($)          SARs
----------------------------------------------------------------------------------------------------------------
George D. Green,  2004    118,000
CEO & President   2003    505,587(1)
                  2002    542,572(2)

Dr. Melvyn
Greenstein        2004
Former            2003   $270,259(3)                0            0
Director (a)      2002   $263,647(4)                0            0


In March 2004, we entered into employment agreements with Dr. Green and Robert Gene Smith. Mr. Smith serves a Director of Union Dental. No other interim officer or director during the last three years received any compensation from us for serving as an officer or directors.

(a) On January 5, 2004, Dr. Melvyn Greenstein resigned from Direct Dental as a director, president and registered agent. He was succeeded as president and registered agent by Dr. George D. Green.

(1) In 2003 Dr. George Green received from Direct Dental $235,464.00 and $270,123.00 from George D. Green, DDS, PA.

(2) In 2002 Dr. George Green received from Direct Dental $243,647.00 and $298,925.00 from George D. Green, DDS, PA.

(3) In 2003 Dr. Melvyn Greenstein received from Direct Dental $38,321.00 and his management company (Gopher International) received $231,938.00 from Direct Dental.

(4) In 2002 Dr. Melvyn Greenstein received from Direct Dental $15,647.00 and his management company (Gopher International) received $248,000.00 from Direct Dental.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. Such plans may be adopted by us at such time as deemed reasonable by our board of directors. We do not have a compensation committee, all decisions regarding compensation are determined by our board of directors.

Stock Option Plan.

On October 15, 2004, the Board of Directors adopted the 2004 Stock Option Plan (the "2004 Plan"). The 2004 Plan permits the granting of an aggregate of 5,000,000 Shares. At April 13, 2005, 2004, 1,547,750 options were available for grant under the 2004 Plan. Under the 2004 Plan, either incentive stock options or nonstatutory options may be granted as an incentive to key employees (including directors and officers who are key employees), non-employee directors, independent contractors and consultants of the Company and to offer an additional inducement in obtaining the services of such individuals. The Plan also permits the award of common stock to qualified recipients.

The exercise price of the Shares under each option is determined by a committee appointed by the Board of Directors; provided, however, that the exercise price shall not be less than the fair market value of the Shares on the date of the grant for statutory options. The term of each option granted pursuant to the 2004 Plan is established by the committee appointed by the Board of Directors, in its sole discretion, provided that the term shall not exceed ten years from the date of the grant. To date, the Company has granted options to purchase a total of 3,273,000 as follows: 783,000 Shares at an exercise price of $.50 per Share, 750,000 Shares at an exercise price of $0.60 per Share and 1,740,000 Shares upon our meeting certain revenue projections under the 2004 Plan to the our executive officers, employees and consultants.

Our Stock Option Plan provides that the number of Shares subject thereto and the outstanding options and their exercise prices are to be appropriately adjusted for mergers, consolidations, recapitalizations, stock dividends, stock splits or combinations of shares.


                        Option Grants in Last Fiscal Year


                       Number of       % of Total
                      Securities        Options
                      Underlying       Granted to       Exercise
                        Options         Employees         Price      Expiration
Name                  Granted (#)     in Fiscal Year    ($/sh)          Date
----------------      -----------     --------------    ---------    ----------
George D. Green         750,000*          23%              $0.60         2009
George D. Green         997,500           30%                 **         2009

----------------------------
* These options vest as follows: three hundred seventy five thousand options shall be vested immediately and the balance of three hundred seventy five thousand options shall be vested at the end of Dr. Green's two year term as a Member of the Board of Directors.

** These options vest at the market value calculated as of the date the following revenue milestones are met: 332,500 shares upon the Company reaching $3,000,000 in revenue, 332,500 shares upon the Company reaching $4,000,000 in revenue, and 332,500 shares upon the Company reaching $5,000,000 in revenue.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

The following table summarizes the number and dollar value of unexercised stock options at September 9, 2005 for the Named Executive Officers:


                     Shares         Value      Number of Securities      Value of Unexercised
                    Acquired      Realized    Underlying Unexercised     In-the-Money Options
Name              on Exercise (#)    ($)       Options at FY-End (#)       at FY-End ($)(1)
----------------- -------------- ---------- -------------------------  -------------------------
                                            Exercisable/Unexercisable  Exercisable/Unexercisable
                                            ----------- -------------  ----------- -------------
George D. Green        --            --        375,000       1,372,500      $  -0-         -0-*



(1) The closing price of our common stock on April 30, 2005 as reported by OTC Bulletin Board was $0.195 per Share.

* The value of the exercisable and unexercisable options shall be determined upon the date of issuance.

Termination of Employment and Change of Control Arrangement There are no compensatory plans or arrangements, including payments to be received from us, with respect to any person named in cash compensation set out above which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with us or our subsidiaries, or any change in control of us, or a change in the person's responsibilities following a changing in control.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 9, 2005 information with respect to the beneficial ownership of our common stock by (i) persons known by us to beneficially own more than five percent of the outstanding shares, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group. As of September 9, 2005, there were issued and outstanding 31,157,496 shares of Common Stock and 1,033,000 Shares of Common Stock issuable upon the exercise of presently exercisable stock options.


                                                           Common Stock
                                                        Beneficially Owned
                                                          Before Offering
                              Title of              ---------------------------
Name and Address               Class                   Number        Percent (3)
--------------------------------------------------------------------------------
George D. Green                 Common              17,875,000(1)(2)    57.4%
1700 University Drive
Coral Springs, FL  33071

Millennium Capital Corp.         Common               2,000,000           6.8%
500 Australian Ave. S
Suite 619
West Palm Beach, Fl 33401

All Executive Officers and
Directors as a Group            Common               17,875,000(1)(2)     57.4%
(One (1) person)
--------------------------------------------------------------------------------


(1) Includes a total of 75,000 and 50,000 shares which Dr. Green transferred to his children, Jaclyn and Joshua. However, Dr. Green has disclaimed beneficial ownership of these transferred shares.

(2) Includes options to purchase 375,000 shares which are either currently exercisable or which become exercisable within 60 days of the date of September 9, 2005. Dr. Green holds 1,000,000 shares of our preferred stock that provides for 15 to 1 voting rights.

(3) Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on September 9, 2005. As of September 9, 2005, there were 31,157,496 shares of our common stock issued and outstanding.


Securities Authorized for Issuance Under Equity Compensation Plans

We are authorized to issue up to 5 million shares of our common stock under our 2004 Stock Option Plan. To date, we have granted options to purchase a total of 3,273,000 Shares at an exercise price ranging from $.50 per Share to $0.60 per Share.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


a) Market Information. Our common stock began trading on the Over-the-Counter Bulletin Board (the "OTCBB") on October 6, 2004. Prior thereto, our stock was traded on the Pink Sheets. Our current stock symbol is "UDHI.OB". The following table sets forth, for the periods indicated, the range of high and low bid quotations for our common stock as quoted on the OTCBB. The reported bid quotations reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions. Prices set forth below have been adjusted to give effect to the one for forty reverse stock split which was approved by the stockholders on May 10, 2004.

Year 2003- There was no market for our common stock.


Year 2004                   High         Low
-------------------        ------       -----
First Quarter               $.0          $.0
Second Quarter               .01          .01
Third Quarter                .02          .01
Fourth Quarter               .55          .02

Year 2005                   High         Low
-------------------        ------       -----
First Quarter               $.74         $.17
Second Quarter              $.21         $.06
Third Quarter               $.22         $.01
(through August 30,2005)



Transfer Agent

Our transfer agent is Interwest Transfer Co., Inc., 1981 East Murray Holiday Road, Suite 100, Salt Lake City, UT 84117. Their telephone number is (801) 272-9294.

(b) Holders. As of September 9, 2005, there were 424 shareholders of record of our common stock.

(c) Dividend Policy. We have not declared or paid cash dividends or made distributions in the past, and we do not anticipate that we will pay cash dividends or make distributions in the foreseeable future. We currently intend to retain and reinvest future earnings, if any, to finance our operations.

                              SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders.

------------------------------------------------------------------------------------------------------------------------------------
                             Common Shares         Percentage of    Common Shares Issuable  Shares           Beneficial Ownership
Name of Selling Shareholder  Beneficially Owned    Outstanding      upon Exercise of        Registered in    after this Offering (2)
                             by  Selling           Shares           Securities forming      this Offering
                             Shareholder Before    Beneficially     part of this Offering
                             Offering (1)          owned Before
                                                   Offering
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Number of   Percent (3)
                                                                                                             Shares
------------------------------------------------------------------------------------------------------------------------------------
Dutchess Private Equities    1,304,348             4.19%            49,123,282 (5)          49,123,282       None        0.0%
Fund  II, LLP (4)
312 Stuart Street
Boston, MA 02116

------------------------------------------------------------------------------------------------------------------------------------
Hawk Associates, Inc. (6)    500,000               1.60%            500,000 (7)                500,000       None        0.0%
227 Atlantic Blvd
Key Largo, FL 33037

------------------------------------------------------------------------------------------------------------------------------------

(1) Ownership as of September 9, 2005, for the selling stockholders based on information provided by the selling stockholders or known to us.

(2) Because the selling stockholders may offer all or only some portion of the shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling shareholder upon termination of the offering. Accordingly, it is assumed that all of the shares of common stock offered pursuant to this prospectus will be sold, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3) A total of 31,157,496 shares of common stock were issued and outstanding as of September 9, 2005.

(4) Michael Novielli and Douglas Leighton, the managing members of Dutchess Capital Management, LLC, the general partner of Dutchess Private Equities Fund II, LLP share dispositive and voting power with respect to shares held by Dutchess Private Equities Fund II, LLP.

(5) Represents (i) all of the common stock that potentially may be issued upon the draw down of $5,000,000 on our equity line at $0.13 per share in an aggregate amount of 38,461,538 shares, (ii) all of the common stock that potentially may be issued upon the conversion of $600,000 convertible debenture at a conversion price of $0.11 per share in an aggregate of 8,857,396 shares, and (iii) all of the common stock that potentially may be issued upon the exercise of 1,304,348 common share purchase warrants issued to the named selling stockholder. The Debenture Agreement contains contractual restrictions on beneficial share ownership limiting Dutchess' beneficial ownership to 4.99%.

(6) Represents shares issuable to Hawk Associates upon exercise of warrants.

(7) Frank Hawkins and Julie Marshall share dispositive and voting power with respect to shares held by Hawk Associates.

The following is a description of the selling shareholders relationship to us and how each the selling shareholder acquired the shares to be sold in this offering:


(A) On August 17, 2005, we entered into an Investment Agreement with Dutchess Private Equities Fund II, LLP ("Dutchess") providing for the sale of up to $5,000,000 of our common stock over a period of up to 36 months after the effective of the registration statement of which this prospectus forms a part. Under the agreement, Dutchess is required to purchase "Puts" which shall be equal to either (a) $100,000 or (b) 200% of the averaged daily volume (U.S market only) of our Common Stock for the 20 Trading days prior to the "Put" notice, multiplied by the average of the 3 daily closing prices immediately preceding the Put Date.

US EURO Securities, Inc. a registered broker-dealer, will act as the exclusive placement agent for the shares to be issued under the Investment Agreement.

In connection with the Investment Agreement we entered into a Debenture Agreement providing for the sale of $600,000 in principal amount of our five year convertible debentures to Dutchess. These debentures bear interest at 10% per annum (payable in cash or stock at Dutchess' option). The first $300,000 (less expenses) has been funded, with an additional $300,000 to be funded immediately upon filing of the registration statement of which this prospectus forms a part. Our obligation to repay Dutchess is secured by a security agreement, which we have entered into with Dutchess. We have pledged all of our assets to insure repayment of this obligation. Dutchess' security interest in our assets will be subject to any claims by our bank, which provides us with a line of credit. Subject to adjustment as more fully set forth in the Debenture Agreement, the fixed conversion price of the debenture shall be $.092 per share or; the lowest closing bid price of the common stock during the fifteen days trading days prior to the filing with the SEC of the registration statement of which this prospectus forms a part covering the shares issuable on the underlying debt.

We also issued to Dutchess a warrant to purchase 1,304,348 shares of common stock with a strike price of $.092 per share. The warrant may be exercised for a period of five years and the strike price is subject to adjustment if certain conditions are not met.

(B) On August 18, 2005, we entered into an Agreement with Hawk Associates, Inc. to provide us with consulting and advisory services, including, but not limited to, company identity, investor relations, financial media relations and other consulting and advisory services. Pursuant to the terms of the Agreement we agreed to issue to Hawk Associates, warrants to purchase 500,000 shares of our common stock at an exercise price of $.20. We have agreed to register the shares underlying the warrants in this registration statement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as described below, none of the following persons has any direct or indirect material interest in any transaction to which we are a party during the past two years, or in any proposed transaction to which the Company is proposed to be a party:

(A) any director or officer;

(B) any proposed nominee for election as a director;

(C) any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our common stock; or

(D) any relative or spouse of any of the foregoing persons, or any relative of such spouse, who has the same house as such person or who is a director or officer of any parent or subsidiary.

Union Dental entered into a Management Services Agreement and a Business Associate Agreement with Dr. George D. Green, DDS, P.A. ("Green PA") on October 15, 2004. Pursuant to these agreements, Union Dental shall manage the operations of Green PA for a management fee pursuant to the agreements.

On March 20, 2004, Union Dental, a wholly owned subsidiary of the Company, entered into an employment agreement with Dr. Green, the sole officer of Union Dental and our chief executive officer, for a term of seven years. The agreement provides for a base salary to Dr. Green of $225,000 in year one, $125,000 in year two, $185,000 in year three, $196,630 in year four, $208,427 in year five, $220,932 in year six and $234,187 in year seven. The agreement also provides for the issuance of options to Dr. Green upon signing, 750,000 options with an exercise price of $0.60 per share, half vested immediately and half vesting after two years, having an exercise life of five years. The agreement also provides for the issuance of options to Dr. Green as well, if certain revenue milestones are reached: If we achieve gross revenues of $3,000,000 in for any calendar year, Dr. Green will be issued 332,500 options with an exercise price at the market price of the underlying common stock at issue date. Additional options pursuant to the same terms and conditions will be issued if the Company achieves $4,000,000 and again at $5,000,000 in gross revenue for any calendar year.

On October 15, 2004, Dr. Green sold his interest in his dental practice to Union Dental, an entity that he previously controlled, for $1,000,000, which amount was recorded by the Company as a shareholder loan. Specifically, in the financial statement presentation, the amount of the purchase price that exceeded the net book value of the dental practice assets acquired has been treated as a shareholder loan. This amount was deducted from the Company's stockholder's equity because the transaction was with a related party and such amount is not reflective of any funds due from Dr. Green.

In 2004 we incurred a charge to stockholders' equity in the amount of $1,539,129. This charge was a result of three related party transactions. First, Union Dental issued a $1 million note payable to Dr. Green, our controlling shareholder, as consideration for the purchase of the assets (minus the client list) of his dental practice, Dr. George D. Green, DDS, P.A. The Second transaction related to Direct Dental executed a note payable to a bank in the amount of $1,215,000 to satisfy an outstanding liability of Dr. Green to purchase shares of Direct Dental prior to the Reorganization. These amounts are offset by $675,871, representing a note receivable from Dr. Green resulting from the above transactions, net of other payables.

Union Dental entered into an employment agreement with Robert Gene Smith on February 15, 2004, pursuant to which Mr. Smith became a member of the Board of Directors of Union Dental. The current term of the agreement expires February 15, 2006 and thereafter shall be voted on by Union Dental's shareholders at the annual meeting and renewed for two-year periods unless either party gives the other party written notice of its intent not to renew at least 90 days prior to the end of the term. Mr. Smith has been receiving an annual stipend of $24,000. Additionally, the Company granted Mr. Smith 250,000 options to purchase shares of common stock at $0.50 per share and an additional 247,500 options dependent upon the achievement of certain revenue milestones as discussed in Item 10 above.


                            DESCRIPTION OF SECURITIES

Common Stock

      We are authorized to issue up to 300,000,000 shares of common stock, par value $.0001. As of September 9, 2005, there were 31,157,486 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

Preferred Stock

      We are authorized to issue 25,000,000 shares of preferred stock, par value $.0001. As of September 9, 2005 there were 1,000,000 shares of preferred stock outstanding. Holders of the preferred stock are entitled to 15 votes per share on all matters to be voted upon by the stockholders. The Preferred stock has no conversion rights.

Warrants

      We have issued to Dutchess Private Equities Fund II, LLP, warrants to purchase 1,304,348 shares of our common stock at an exercise price of $.092 per share which are exercisable for a period of five years. The warrants were issued in connection with the Investment Agreement dated August 17, 2005.

      We have issued warrants to Hawk Associates, Inc., to purchase 500,000 shares of our common stock at an exercise price of $.20. The warrants were issued in connection with a Consulting Agreement dated August 18, 2005 pursuant to which Hawk Associates will provide consulting and advisory services, including, but not limited to, company identity, investor relations, financial media relations and other consulting and advisory services.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc., 1981 East Murray Holiday Road, Suite 100, Salt Lake City, UT 84117. Their telephone number is (801) 272-9294.


                              PLAN OF DISTRIBUTION

The selling stockholder, or its pledgees, donees, transferees, or any of its successors in interest selling shares received from the named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be a selling stockholder) may sell the common stock offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholder may sell the common stock by one or more of the following methods, without limitation:

o Block trades in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o An exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

o Ordinary brokerage transactions and transactions in which the broker solicits purchases;

o Privately negotiated transactions;

o In connection with short sales of company shares;

o Through the distribution of common stock by any selling stockholder to its partners, members or stockholders;

o By pledge to secure debts of other obligations;

o In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

o In a combination of any of the above.

These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling stockholders may also transfer the common stock by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the common stock.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common stock. These brokers or dealers may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the stocks at a stipulated price per share. If the broker-dealer is unable to sell common stock acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common stock as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common stock is then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the common stock in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling stockholder can presently estimate the amount of any such compensation.


The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the common stock by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common stock. A selling stockholder may also loan or pledge the common stock offered hereby to a broker-dealer and the broker-dealer may sell the common stock offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common stock offered by this prospectus.

The selling stockholders and other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the particular common stock being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

We have agreed to indemnify the selling stockholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common stock offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The selling stockholder has agreed to indemnify us against specified liabilities.

The issued and outstanding common stock, as well as the common stock to be issued offered by this prospectus was originally, or will be, issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common stock issued or to be issued to the selling stockholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until all of the securities registered under this registration statement have been sold. We have agreed to pay all expenses incident to the registration of the common stock held by the selling stockholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered by this prospectus. In addition, we cannot assure you that a selling stockholder will not transfer the shares of our common stock by other means not described in this prospectus.

We engaged U.S. Euro Securities, Inc. ("U.S. Euro") as our placement agent with respect to the securities to be issued under the Equity Line of Credit. To our knowledge, U.S. Euro has no affiliation or business relationship with Dutchess Private Equities Fund II, LP. U.S. Euro will be our exclusive placement agent in connection with the Investment Agreement and shall render consulting services to us and will be available for consultation in connection with the advances to be requested by us, pursuant to the Investment Agreement. Dutchess shall not be obligated to sell any securities and this Offering by U.S. Euro shall be solely on a "best efforts basis. We agreed to pay to U.S. Euro a maximum fee of $10,000 for drawing down of the equity line of credit, $2,000 of which was paid upon execution of the Placement Agreement. The Placement Agent agreement terminates when our Investment Agreement with Dutchess Private Equities Fund II, LP terminates pursuant to the terms of that Investment Agreement. U.S. Euro is a registered broker-dealer.

                                  LEGAL MATTERS

The validity of the common stock has been passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.



                                     EXPERTS

Union Dental's financial statements for the fiscal year ended December 2004, included in the Prospectus have been audited by DeMeo, Young, McGrath, independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock to be sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 607.0850 of the Florida Business Corporation Act authorizes a corporation to provide indemnification to a director, officer, employee or agent of the corporation against expenses reasonably incurred by him in connection with a proceeding to which he or she is a party by reason of the fact that he or she was or is a director, officer, employee or agent of the corporation, if such party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that with respect to any action which results in a judgment against the person and in favor of the corporation or with respect to an action in which it is determined that the person derived an improper personal benefit, the corporation may not indemnify unless a court determines that the person is fairly and reasonably entitled to the indemnification. Section
607.0850 of the Florida Business Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, employees or agents of the Company pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer, employee or agent of the Company in the successful defense of any proceeding) is asserted by such director, officer, employee or agent in connection with the securities being registered, The Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          INDEX TO FINANCIAL STATEMENTS



Report of Independent Registered Public Accounting Firm......................F-2

Balance Sheet................................................................F-3

Statement of Operations......................................................F-4

Statement of Stockholders' Equity (Deficit)..................................F-5

Statement of Cash Flows......................................................F-6

Notes to Financial Statement..............................................F-7-11

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Union Dental Holdings, Inc.
Ft. Lauderdale, Florida

We have audited the accompanying consolidated balance sheet of Union Dental Holdings, Inc , as of December 31, 2004 and combined balance sheet of Union Dental Corp. and Direct Dental Services, Inc., as of December 31, 2003 and the related consolidated and combined statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the financial position of Union Dental Holdings, Inc. and Union Dental Corp. and Direct Dental Services, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.


                                    /s/DeMeo, Young , McGrath
                                    DeMeo, Young , McGrath

                                    Ft. Lauderdale, Florida
                                    March 22, 2005

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
                     Consolidated and Combined Balance Sheet
                                  December 31,

                                                                                   Consolidated           Combined
                                                                                        2004                2003
                                                                                -------------------  -----------------
                ASSETS
CURRENT ASSETS
  Cash                                                                          $            42,294  $          16,656
  Accounts receivable, net of allowance of $7,200 and $0                                    317,077            272,773
  Inventory                                                                                  24,055             24,055
  Prepaid expenses                                                                            3,509             13,809
                                                                                -------------------  -----------------
          Total current assets                                                              386,935            327,293
                                                                                -------------------  -----------------
PROPERTY AND EQUIPMENT
   Furniture, fixtures and equipment                                                        237,730            225,127
   Accumulated depreciation                                                                (188,254)          (178,374)
                                                                                -------------------  -----------------
          Total property and equipment                                                       49,476             46,753
                                                                                -------------------  -----------------
OTHER ASSETS
   Other assets                                                                              10,513                  0
   Due from officer                                                                               0            280,654
                                                                                -------------------  -----------------
          Total other assets                                                                 10,513            280,654
                                                                                -------------------  -----------------
Total Assets                                                                    $           446,924  $         654,700
                                                                                ===================  =================
             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                                             $            56,744  $          32,002
   Accounts payable - related party                                                         110,839                  0
   Notes payable - current portion                                                          299,435             40,434
   Line of credit                                                                            47,813                  0
   Customer deposits                                                                         30,802             26,613
   Unearned memberships                                                                     326,326            264,663
                                                                                -------------------  -----------------
          Total current liabilities                                                         871,959            363,712
                                                                                -------------------  -----------------
LONG-TERM LIABILITIES
   Note payable -bank                                                                       972,000             53,938
                                                                                -------------------  -----------------
          Total long-term liabilities                                                       972,000             53,938
                                                                                -------------------  -----------------
Total Liabilities                                                                         1,843,959            417,650
                                                                                -------------------  -----------------
STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock, $0.0001 and n/a par value, authorized 25,000,000 and n/a
    shares; 1,000,000 and n/a issued and outstanding, respectively                              100                  -
  Common stock, $0.0001 and $1 par value, authorized 300,000,000 and 7,500
    shares; 28,519,939 and 1,000 issued and outstanding, respectively                         2,852              1,000
  Additional paid-in capital                                                                519,067                  0
  Accumulated (deficit) earnings                                                           (379,925)           236,050
                                                                                -------------------  -----------------
        Subtotal stockholders' equity before shareholder transactions                       142,094            237,050
  Shareholder transactions                                                               (1,539,129)                 0
                                                                                -------------------  -----------------
          Total stockholders' equity (deficit)                                           (1,397,035)           237,050
                                                                                -------------------  -----------------
Total Liabilities and  Stockholders' Equity                                     $           446,924  $         654,700
                                                                                ===================  =================


The accompanying notes are an integral part of the financial statements

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
                Consolidated and Combined Statement of Operations
                             Year Ended December 31,

                                                                   Consolidated           Combined
                                                                        2004                2003
                                                                -------------------  -----------------
REVENUES                                                        $         1,931,570  $       2,016,408

OPERATING EXPENSES
   Salaries                                                                 692,099            587,411
   General and administrative expenses                                    1,100,490            624,723
   Advertising                                                               68,588             35,506
   Depreciation                                                               9,880              7,530
                                                                -------------------  -----------------

        Total expenses                                                    1,871,057          1,255,170
                                                                -------------------  -----------------

Income from operations                                                       60,513            761,238

OTHER INCOME (EXPENSE)
 Interest income                                                                 13                930
 Interest expense                                                          (40,587)                  0
 Reserve for bad debt                                                       (7,200)                  0
 Write-off goodwill                                                          (7,750)                 0
                                                                -------------------  -----------------

        Total other income (expense)                                        (55,524)               930
                                                                -------------------  -----------------

Income tax                                                                        0                  0
                                                                -------------------  -----------------

Net income                                                      $             4,989  $         762,168
                                                                ===================  =================

Income per weighted average common shares - basic               $              0.00  $          762.17
                                                                ===================  =================
Income per weighted average common shares - fully diluted       $              0.00  $          762.17
                                                                ===================  =================

Number of weighted average common shares outstanding - basic             27,511,177              1,000
                                                                ===================  =================
Number of weighted average common shares outstanding -                   28,261,112              1,000
                                                                ===================  =================


The accompanying notes are an integral part of the financial statements

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
      Consolidated and Combined Statement of Stockholders' Equity (Deficit)

                                            Number    Common                                                          Total
                              Number of       of      Stock    Preferred  Additional   Retained                   Stockholders
                               Shares       Shares     Par       Stock     Paid-In     Earnings     Shareholder      Equity
                               Common      Preferred   Value   Par Value   Capital    (Deficit)    Transactions     (Deficit)
                             ----------- ----------- -------- ---------- ----------- ------------ -------------- --------------
BEGINNING BALANCE,
  December 31, 2002                1,000           0 $  1,000 $        0 $         0 $    237,935 $            0 $      238,935
Net income                             0           0        0          0           0      762,168              0        762,168
Net income distributed                 0           0        0          0           0     (764,053)             0       (764,053)
                             ----------- ----------- -------- ---------- ----------- ------------ -------------- --------------
BALANCE, December 31, 2003         1,000           0    1,000          0           0      236,050              0        237,050

Net income distributed                 0           0        0          0           0     (384,914)             0       (384,914)
Reorganization                27,499,000   1,000,000    1,750        100       9,295     (236,050)   (1,539,129)     (1,764,034)
Conversion of notes
  - $0.50/sh.                    913,939           0       91          0     456,783            0              0        456,874
Stock issued for
  services - $0.50/sh            106,000           0       11          0      52,989            0              0         53,000
Net income                             0           0        0          0           0        4,989              0          4,989
                             ----------- ----------- -------- ---------- ----------- ------------ -------------- --------------
ENDING BALANCE,
  December 31, 2004           28,519,939   1,000,000 $  2,852 $      100 $   519,067 $   (379,925)$   (1,539,129)$   (1,397,035)
                             =========== =========== ======== ========== =========== ============ ============== ==============



The accompanying notes are an integral part of the financial statements

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
                Consolidated and Combined Statement of Cash Flows
                             Year Ended December 31,

                                                                                    Consolidated         Combined
                                                                                        2004               2003
                                                                                ------------------- -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                      $             4,989 $         762,168
Adjustments to reconcile net income to net cash used by operating activities:
      Depreciation                                                                            9,880             7,530
      Stock issued for services                                                              71,800                 0
      Stock issued for interest expense                                                      39,963                 0
      Reserve for bad debt                                                                    7,200                 0
      Goodwill write-off                                                                      7,750                 0
Changes in operating assets and liabilities:
   (Increase) decrease in accounts receivable                                               (51,504)           51,377
   (Increase) decrease in inventory                                                               0             4,158
   (Increase) decrease in prepaid expenses                                                   10,300           (13,175)
   (Increase) decrease in other assets                                                      (10,513)                0
   (Increase) decrease in due from officer                                                 (279,525)           (4,431)
   Increase (decrease) in accounts payable                                                  136,205             8,110
   Increase (decrease) in customer deposits                                                   4,189            (3,964)
   Increase (decrease) in unearned memberships                                               61,663           (16,330)
                                                                                ------------------- -----------------
Net cash provided by operating activities                                                    12,397           795,443
                                                                                ------------------- -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                                        (12,603)           (3,738)
                                                                                ------------------- -----------------
Net cash used by investment activities                                                      (12,603)           (3,738)
                                                                                ------------------- -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from short-term debt                                                            417,006                 0
   Proceeds from line of credit                                                              47,813                 0
   Net income distributed                                                                  (384,914)         (764,053)
   Cash acquired in reorganization                                                            2,000                 0
   Payments on notes payable                                                                (56,061)          (28,201)
   Proceeds from loan from officer/shareholder                                                    0            12,000
                                                                                ------------------- -----------------
Net cash provided (used) by  financing activities                                            25,844          (780,254)
                                                                                ------------------- -----------------
Net increase (decrease) in cash                                                              25,638            11,451
                                                                                ------------------- -----------------
CASH, beginning of period                                                                    16,656             5,205
                                                                                ------------------- -----------------
CASH, end of period                                                             $            42,294 $          16,656
                                                                                =================== =================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid in cash                                                         $               624 $          45,057
                                                                                =================== =================
Non-Cash Financing Activities:
  Issuance of common stock to convert short-term debt                           $           417,006 $               0
                                                                                =================== =================
  Issuance of common stock to effectuate reorganization                         $             9,200 $               0
                                                                                =================== =================
  Stockholder loan offset in stockholder transactions                           $           560,179 $               0
                                                                                =================== =================



The accompanying notes are an integral part of the financial statements

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
             Notes to Consolidated and Combined Financial Statements

(1) Summary of Significant Accounting Principles The Company Union Dental Holdings, Inc., (f/k/a National Business Holdings, Inc.), (the Company) is a Florida chartered corporation which conducts business from its headquarters in Ft. Lauderdale, Florida. The Company was incorporated on November 26, 1996 and has elected December 31as its fiscal year end. The Company has two distinct lines of business. Union Dental Corp., (UDC), acquired the assets of G.D. Green, DDS, P.A. and manages the operation of that general dental practice. Direct Dental Services, Inc., (DDS), negotiates contracts with labor union locals for the provision of dental services to union members in seventeen states, through network member dentists.

The following summarize the more significant accounting and reporting policies and practices of the Company:

a) Use of estimates The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates.

b) Net income per share Basic income per weighted average common share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. Fully diluted per weighted average common share is computed by dividing the net income by the weighted average number of common shares outstanding during the period had the outstanding options been exercised at the beginning of the period.

c) Stock compensation for services rendered The Company issues shares of common stock in exchange for services rendered. The costs of the services are valued according to generally accepted accounting principles and have been charged to operations.

d) Significant acquisition In December 2004, the Company entered into an agreement to acquire Union Dental Corp. and Direct Dental Services, Inc., both Florida corporations, in a reverse merger, which was accounted for as a reorganization of UDC and DDS, in exchange for 17,500,000 restricted common shares and 1,000,000 restricted preferred shares.

e) Principles of consolidation and combination The consolidated financial statements include the accounts of Union Dental Holdings, Inc. and its wholly owned subsidiaries. Inter-company balances and transactions have been eliminated. The financial statements of UDC and DDS for 2003 are presented as combined pursuant to Accounting Research Bulletin, (ARB), No. 51, since they are separate entities under common control.

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
             Notes to Consolidated and Combined Financial Statements

(1) Summary of Significant Accounting Principles (Continued)

f) Revenue recognition The Company's revenues are generated through provision of dental services and the sales of exclusive areas of dental service provision to labor unions through various contracts with the labor unions. The Company records revenue when dental services are provided and the dentist member fees are amortized over the term of the contract.

g) Cash and equivalents The company considers investments with an initial maturity of three months or less as cash equivalents.

h) Property and equipment All property and equipment are recorded at cost and depreciated over their estimated useful lives, using the straight-line method. Upon sale or retirement, the costs and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in the results of operations. Repairs and maintenance charges which do not increase the useful lives of the assets are charged to operations as incurred. Depreciation expense was $9,880 and $7,530 for the years ended December 31, 2004 and 2003, respectively.

i) Inventory The Company values inventory of dental supplies at the lower of cost or market, using the specific unit cost method.

j) Segment information The Company has two distinct related lines of operations, the management of a general dental practice through UDC and maintaining a network of dental practices providing services through provider contracts with labor union locals negotiated by DDS. DDS represents approximately 28% of total assets, 31% of revenues and 100% of net income. UDC represents approximately 72% of total assets, 69% of revenues and (10%) of net loss.

k) Bad debt reserve The Company reviews its accounts receivable regularly, (at least quarterly), to evaluate the need to modify its reserve for uncollectible accounts receivable. At December 31, 2004, the Company has established a reserve for bad debt in the amount of $7,200. The Company does not believe that this amount will become a significant amount, as its receivables are from numerous individual patients, several insurance companies and numerous dentists in its network, each of which is relatively small in individual amount.

l) Unearned memberships Dentists enroll and renew their contracts for one or one and one-half year terms at various times throughout the year. Most of the membership fees are paid at the signing of the contract and renewal. The fees are amortized over the term of the related contract.

m) Advertising Advertising costs are expensed when incurred.

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
             Notes to Consolidated and Combined Financial Statements

(2) Stockholders' Equity The Company has authorized 300,000,000 shares of $0.0001 par value common stock, and 25,000,000 shares of $0.0001 par value preferred stock. Rights and privileges of the preferred stock are to be determined by the Board of Directors prior to issuance. The Company had 28,519,939 shares of common stock issued and outstanding at December 31, 2004. The Company had issued 1,000,000 of its shares of preferred stock at December 31, 2004. These preferred shares carry super voting rights equal to 15,000,000 common shares.

In November 1996, the Company issued 1,000,000 shares of common stock to its founders for services rendered in connection with the organization of the Company, valued at $0.001 or $900. In May 1997, the Company issued 8,900,000 shares of common stock for $89,000 in cash, or $0.01 per share. In January 1998, the Company issued 275,000 shares of common stock for $400,000 in cash, or $1.45 per share. In February 1998, the Company issued 50,000 shares of common stock for $72,727 in cash, or $1.45 per share. In September 1998, 3,900,000 shares that had been purchased for $39,000 were contributed back to the Company. In October 1998 the Company retired 6,938,796 shares as a result of a 1 for 20 reverse split of the stock. In December 1998, the Company issued 5,000,000 shares of common stock for $1,000,000 in cash, or $0.20 per share.

In February 2004, the Company issued 10,000,000 shares of common stock for $25,000 in cash, or $0.0025 per share. In May 2004, the Company retired 15,001,373 shares as a result of a 1 for 40 reverse split of the stock. In May 2004, the Company issued 3,100,000 shares to acquire 100% of the issued and outstanding shares of Shava, Inc. This transaction was valued at $7,750, or $0.0025 per share. In October 2004, the Company issued 18,800,000 shares to its then sole officer and director in exchange for services valued at $18,800. In October 2004, the Company issued 10,000,000 shares for the conversion of convertible notes payable in the amount of $27,500. At the time of the reverse merger the Company had 32,284,831 shares issued and outstanding. In December 2004, the Company issued 17,500,000 shares of restricted common stock and 1,000,000 restricted preferred stock to acquire Union Dental Corp. And Direct Dental Services, Inc. At the same time, as part of the merger agreement, a stockholder contributed 22,284,831 shares to the Company. In December 2004, the Company issued 783,140 restricted common shares in exchange for $417,006 in convertible short-term debt and accrued interest and 106,000 shares in exchange for services valued at $53,000, or $0.50 per share.

(3) Income Taxes Deferred income taxes (benefits) are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes. The operating entities had elected Sub-chapter S status under the IRC Code and therefore were not subject to taxation at the corporate level. Distributions were made each year to the

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
             Notes to Consolidated and Combined Financial Statements

(3) Income Taxes (Continued) stockholder/s of the companies to allow for the payment of income taxes on a personal level. Sub-chapter S status is revoked automatically under the IRS Code as of the day the companies became wholly-owned subsidiaries of a publicly traded entity. At December 31, 2004, the Company has a book-tax timing difference. This is the result of accounting for customer deposits, ($30,802), and unearned memberships, ($326,326), as deferred revenue for book purposes and as income on the cash basis income tax returns. As such, this $357,128, will not be taxed on the Company's 2005 income tax return and will reduce the Company's 2005 tax liability in an amount ranging from approximately $53,500 (15% rate) to $135,700 (38%) on the Company's federal return and approximately $19,600 on the Company's Florida return. These savings are entirely dependent on the Company's tax rate inclusive of this income for 2005. The Company has established a deferred tax asset in the amount of $74,000, utilizing the lowest possible income tax rates. However, the Company has established a 100% valuation allowance against this asset as there is no assurance that the Company will be able to utilize this benefit in 2005., which is the only year it is available. This is due to multiple factors: 1 - this is a newly reorganized company and is publicly traded for the first time, as such there are significant additional expenditures expected related to this status and 2 - the Company is expecting to expand its business and expects significant expenditures related to this expansion.

(4) Long-term debt In December 2004, DDS agreed to assume the debt obligation of the principal stockholder for the bank loan utilized to purchase 50% of DDS from its founder and former owner and the remaining balance owed on the original 50% acquisition. The interest rate of this debt is LIBOR plus 2.55% and requires payments of $20,250 plus accrued interest monthly, or $243,000 plus accrued interest annually. This loan matures on December 31, 2009. The loan is collateralized with 100% of the assets of DDS, UDC and the principal stockholder , tangible and intangible. The principal stockholder and UDC are also guarantors of this loan. In addition, the Company, on a consolidated basis, must maintain a minimum Global Debt Service Ratio, as defined by the bank, which is calculated annually, based on the Company's year end financial statements. The Company must also maintain property and casualty insurance on the business as well as a minimum of $700,000 of life insurance on the principal stockholder , assigned to the bank.

(5) Long-term debt to stockholder A portion of the purchase price of the assets of G.D. Green, DDS, PA is a note payable to the principal stockholder in the amount of $1,000,000. This note carries a 5% interest rate and is payable $100,000 plus accrued interest annually for ten years. At the closing of the reverse merger the principal stockholder agreed to a set-off between this payable to him and the then existing balance he owed the combined companies of approximately $560,000.

(6) Commitments and contingencies The Company leases its office facility under a five year lease that expires May 2007. The monthly lease payments are $2,300 per month or $27,600 per year.

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
             Notes to Consolidated and Combined Financial Statements

(7) Related party transactions On March 20, 2004, UDC, a wholly owned subsidiary of the Company, entered into an employment agreement with the principal stockholder , the sole officer of UDC, with a term of 7 years. This contract provides for a base salary to the principal stockholder of $225,000 in year 1, $125,000 in year 2, $185,500 in year 3, $196,630 in year 4, $208,427 in year 5,
$220,932 in year 6 and $234,187 in year 7. This contract also provides for the issuance of options to the principal stockholder upon signing , 750,000 options, (1 share per option), with an exercise price of $0.60 per share, half vested immediately and half vesting after two years , having an exercise life of five years. This contract also provides for the issuance of options to the principal stockholder as well, if certain revenue milestones are reached: at $3,000,000 in gross revenue for any calendar year he receives 332,500 options, (1 share per option), with an exercise price at the market price of the underlying common stock at issue date and the same again at $4,000,000 and $5,000,000 in gross revenue for a calendar year.

As a private company, DDS and UDC have, at various times loaned the sole stockholder money, which has been repaid in part. These advances and repayments have the characteristics of a line of credit. At December 31, 2004 and 2003, the now principal stockholder of the consolidated company owed DDS and UDC combined $0 and $280,654, respectively.

Shareholder transactions in the net amount of $1,539,129 are the result of the following: a) UDHI acquiring UDC for a note payable to the principal stockholder in the amount of $1,000,000; b) DDS entered into a note payable in the amount of $1,215,000 to the bank replacing an existing note payable from the principal stockholder and c) these items are reduced by a note receivable from the same principal stockholder in the amount of $675,871.

(8) Short-term debt From April through December 2004, the Company raised $417,006 in short-term debt, via a Regulation D Rule 506 offering. At the closing of the reorganization on December 27, 2004, this short-term debt was converted at $0.50 per share into 913,939 shares of restricted under Rule 144 common stock

(9) Stock option plan In October 2004, UDC adopted a Stock Option Plan that allows for both incentive based options as well as non-qualified options. As part and parcel to the reorganization on December 27, 2004, UDHI adopted this Plan. Under the terms of the Plan, the Plan Committee will set the option term and the exercise price. The Plan limits the ability to exercise incentive options for a first time holder in any one calendar year to $100,000 aggregate fair market value, based on grant date. The Plan also allows for the issuance of Stock Appreciation Rights to allow for cash-less exercise of underlying issued options. The Company issued 793,000 options, with an exercise price of $0.50 per share, under this plan as of December 31, 2004, in addition to those discussed in Note 7 above.

The Company accounts for outstanding options in accordance with Accounting Principles Board, (APB), Opinion 25. Financial Accounting Standards Board,
(FASB), SFAS No. 148 requires footnote disclosure of the effects on the financial statements if the Company had accounted for the options under the fair value method , (Black-Scholes), in accordance with SFAS No. 123. Using the Black-Scholes model, the Company would have recorded $0 expense for these options, therefore there would have been no effects on the financial statements as published.

                          INDEX TO FINANCIAL STATEMENTS


Consolidated Balance Sheets.................................................F-13

Consolidated/Combined Statements of Operations..............................F-14

Consolidated Statement of Stockholders' Equity (Deficit)....................F-15

Consolidated/Combined Statements of Cash Flows..............................F-16

Notes to Consolidated/Combined Financial Statements......................F-17-21

                           UNION DENTAL HOLDINGS INC.
                           Consolidated Balance Sheets

                                                                                     June 30,            December 31,
                                                                                        2005                 2004
                                                                                -------------------  --------------------
                                                                                    (unaudited)
                                     ASSETS
CURRENT ASSETS
  Cash                                                                          $            48,627  $             42,294
  Accounts receivable, net of allowance of $7,200 and $7,200                                361,213               317,077
  Inventory                                                                                  25,185                24,055
  Prepaid expenses                                                                            4,865                 3,509
                                                                                -------------------  --------------------
          Total current assets                                                              439,890               386,935
                                                                                -------------------  --------------------
PROPERTY AND EQUIPMENT
   Furniture, fixtures and equipment                                                        521,647               237,730
   Accumulated depreciation                                                                (193,859)             (188,254)
                                                                                -------------------  --------------------
          Total property and equipment                                                      327,788                49,476
                                                                                -------------------  --------------------
OTHER ASSETS
   Other assets                                                                               9,513                10,513
                                                                                -------------------  --------------------
          Total other assets                                                                  9,513                10,513
                                                                                -------------------  --------------------
Total Assets                                                                    $           777,191  $            446,924
                                                                                ===================  ====================
                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable                                                             $            19,832  $             56,744
   Accounts payable - related party                                                               0               110,839
   Accrued expenses                                                                           9,448                     0
   Income taxes payable                                                                      36,450                     0
   Notes payable - current portion                                                          269,513               299,435
   Line of credit                                                                            17,663                47,813
   Customer deposits                                                                         32,961                30,802
   Unearned memberships                                                                     326,514               326,326
                                                                                -------------------  --------------------
          Total current liabilities                                                         712,381               871,959
                                                                                -------------------  --------------------
LONG-TERM LIABILITIES
   Note payable -bank                                                                     1,117,933               972,000
                                                                                -------------------  --------------------
          Total long-term liabilities                                                     1,117,933               972,000
                                                                                -------------------  --------------------
Total Liabilities                                                                         1,830,314             1,843,959
                                                                                -------------------  --------------------
STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred stock, $0.0001 par value, authorized 25,000,000 shares; 1,000,000
     issued and outstanding, respectively                                                       100                   100
  Common stock, $0.0001 and $1 par value, authorized 300,000,000 shares;
     29,373,840 and 28,519,939 issued and outstanding, respectively                           2,937                 2,852
  Additional paid-in capital                                                                692,737               519,067
  Accumulated (deficit) earnings                                                           (305,588)             (379,925)
                                                                                -------------------  --------------------
        Subtotal stockholders' equity before shareholder transactions                       390,186               142,094
  Shareholder transactions                                                               (1,443,309)           (1,539,129)
                                                                                -------------------  --------------------
          Total stockholders' equity (deficit)                                           (1,053,123)           (1,397,035)
                                                                                -------------------  --------------------
Total Liabilities and  Stockholders' Equity                                     $           777,191  $            446,924
                                                                                ===================  ====================


The accompanying notes are an integral part of the financial statements

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
               Consolidated and Combined Statements of Operations
                       Three and Six Months Ended June 30,
                                   (UNAUDITED)

                                                        Consolidated        Combined        Consolidated     Combined
                                                        Three months      Three months       Six months     Six months
                                                            2005              2004              2005           2004
                                                      ----------------- ---------------   --------------  ---------------
REVENUES                                              $         610,924 $       405,622   $    1,124,561  $     1,091,861

OPERATING EXPENSES
   Salaries                                                     160,335         115,750          329,055          231,768
   General and administrative expenses                          367,379         306,914          619,715          485,158
   Advertising                                                   20,552           1,833           21,770            6,275
   Depreciation                                                   2,802             300            5,605              748
                                                      ----------------- ---------------   --------------  ---------------

        Total expenses                                          551,068         424,797          976,145          723,949
                                                      ----------------- ---------------   --------------  ---------------

Income from operations                                           59,856         (19,175)         148,416          367,912

OTHER INCOME (EXPENSE)
 Interest income                                                      0               0                0               13
 Interest expense                                               (24,746)        (11,447)         (37,628)         (25,822)
 Reserve for bad debt                                                 0               0                0                0
                                                      ----------------- ---------------   --------------  ---------------

        Total other income (expense)                            (24,746)        (11,447)         (37,628)         (25,809)
                                                      ----------------- ---------------   --------------  ---------------

Income tax expense                                              (11,550)              0          (36,450)               0
                                                      ----------------- ---------------   --------------  ---------------

Net income                                            $          23,560 $       (30,622)  $     74,338    $       342,103
                                                      ================= ===============   ==============  ===============

Income per weighted average common shares
- basic                                               $            0.00 $        (30.62)  $         0.00  $        342.10
                                                      ================= ===============   ==============  ===============
Income per weighted average common shares
- fully diluted                                       $            0.00 $        (30.62)  $         0.00  $        342.10
                                                      ================= ===============   ==============  ===============

Number of weighted average common shares
outstanding - basic                                          28,964,023           1,000       28,763,650            1,000
                                                      ================= ===============   ==============  ===============
Number of weighted average common shares
outstanding -fully diluted                                   29,714,023           1,000       29,513,650            1,000
                                                      ================= ===============   ==============  ===============



The accompanying notes are an integral part of the financial statements

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
      Consolidated and Combined Statement of Stockholders' Equity (Deficit)

                                                  Number    Common                                                      Total
                                    Number of        of     Stock   Preferred   Additional   Retained               Stockholders
                                     Shares      Shares     Par       Stock      Paid-In     Earnings   Shareholder    Equity
                                     Common     Preferred   Value   Par Value    Capital    (Deficit)  Transactions   (Deficit)
                                  ------------ ---------- -------- ---------- ------------ ---------- ------------- ------------
BEGINNING BALANCE,
  December 31, 2002                      1,000          0 $  1,000 $        0 $          0 $  237,935 $           0 $    238,935
Net income                                   0          0        0          0            0    762,168             0      762,168
Net income distributed                       0          0        0          0            0   (764,053)            0     (764,053)
                                  ------------ ---------- -------- ---------- ------------ ---------- ------------- ------------
BALANCE, December 31, 2003               1,000          0    1,000          0            0    236,050             0      237,050

Net income distributed                       0          0        0          0            0   (384,914)            0     (384,914)
Reorganization                      27,499,000  1,000,000    1,750        100        9,295   (236,050)   (1,539,129)  (1,764,034)
Conversion of notes - $0.50/sh.        913,939          0       91          0      456,783          0             0      456,874
Stock issued for services -
$0.50/sh                               106,000          0       11          0       52,989          0             0       53,000
Net income                                   0          0        0          0            0      4,989             0        4,989
                                  ------------ ---------- -------- ---------- ------------ ---------- ------------- ------------
BALANCE,  December 31,2004          28,519,939  1,000,000    2,852        100      519,067   (379,925)   (1,539,129)  (1,397,035)

Stock issued for cash                  120,000          0       12          0       59,988          0             0       60,000
Stock issued for assets                733,901          0       73          0      113,682          0             0      113,755
Stockholder loan to Company                  0          0        0          0            0          0        95,820       95,820
Net income                                   0          0        0          0            0     74,337             0       74,337
                                  ------------ ---------- -------- ---------- ------------ ---------- ------------- ------------
Ending Balance, June 30, 2005
(unaudited)                         29,373,840  1,000,000 $  2,937        100 $    692,737 $ (305,588)$  (1,443,309)$ (1,053,123)
                                  ============ ========== ======== ========== ============ ========== ============= ============



The accompanying notes are an integral part of the financial statements

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
               Consolidated and Combined Statements of Cash Flows
                            Six Months Ended June 30,
                                   (unaudited)

                                                                                    Consolidated            Combined
                                                                                        2005                  2004
                                                                                --------------------- --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                      $              74,337 $            342,103
Adjustments to reconcile net income to net cash used by operating activities:
      Depreciation                                                                              5,605                  748
      Stock issued for services                                                                     0                    0
Changes in operating assets and liabilities:
   (Increase) decrease in accounts receivable                                                 (51,336)             (64,529)
   (Increase) decrease in inventory                                                            (1,130)                   0
   (Increase) decrease in prepaid expenses                                                     (1,356)             (10,000)
   (Increase) decrease in other assets                                                          1,000                    0
   Increase (decrease) in accounts payable                                                   (147,753)             (14,821)
   Increase (decrease) in accrued expenses                                                      9,448                7,323
   Increase (decrease) in income tax payable                                                   36,450                    0
   Increase (decrease) in customer deposits                                                     2,159                  177
   Increase (decrease) in unearned memberships                                                    188              (27,334)
                                                                                --------------------- --------------------
Net cash provided by operating activities                                                     (72,388)             233,667
                                                                                --------------------- --------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                                         (170,162)             (12,426)
                                                                                --------------------- --------------------
Net cash used by investment activities                                                       (170,162)             (12,426)
                                                                                --------------------- --------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from short-term debt                                                                    0              175,000
   Proceeds from long-term debt                                                               250,000                    0
   Payments on line of credit                                                                 (30,150)                   0
   Net income distributed                                                                           0             (283,677)
   Payments on notes payable                                                                 (126,787)             (82,372)
   Common stock sold for cash                                                                  60,000                    0
   Proceeds from loan from officer/shareholder                                                 95,820                    0
                                                                                --------------------- --------------------
Net cash provided (used) by  financing activities                                             248,883             (191,049)
                                                                                --------------------- --------------------
Net increase (decrease) in cash                                                                 6,333               30,192
                                                                                --------------------- --------------------
CASH, beginning of period                                                                      42,294               16,656
                                                                                --------------------- --------------------
CASH, end of period                                                             $              48,627 $             46,848
                                                                                ===================== ====================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid in cash                                                         $              37,628 $             14,375
                                                                                ===================== ====================
Non-Cash Financing Activities:
  Issuance of common stock to acquire assets                                    $             113,755 $                  0
                                                                                ===================== ====================
  Stockholder loan offset in stockholder transactions                           $              95,820 $                  0
                                                                                ===================== ====================


The accompanying notes are an integral part of the financial statements

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
                       Notes to Consolidated and Combined

Financial Statements (Information with regard to the six months ended June 30, 2005 and 2004 is unaudited)

(1) Summary of Significant Accounting Principles The Company Union Dental Holdings, Inc., (f/k/a National Business Holdings, Inc.), (the Company) is a Florida chartered corporation which conducts business from its headquarters in Ft. Lauderdale, Florida. The Company was incorporated on November 26, 1996 and has elected December 31as its fiscal year end. The Company has two distinct lines of business. Union Dental Corp., (UDC), acquired the assets of G.D. Green, DDS, P.A. and manages the operation of that general dental practice. Direct Dental Services, Inc., (DDS), negotiates contracts with labor union locals for the provision of dental services to union members in seventeen states, through network member dentists.

The following summarize the more significant accounting and reporting policies and practices of the Company:

a) Use of estimates The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition and revenues and expenses for the period then ended. Actual results may differ significantly from those estimates.

b) Net income per share Basic income per weighted average common share is computed by dividing the net income by the weighted average number of common shares outstanding during the period. Diluted per weighted average common share is computed by dividing the net income by the weighted average number of common shares outstanding during the period had the outstanding options been exercised at the beginning of the period.

c) Stock compensation for services rendered The Company occasionally issues shares of common stock in exchange for services rendered. The costs of the services are valued according to generally accepted accounting principles and are charged to operations.

d) Significant acquisition In December 2004, the Company entered into an agreement to acquire Union Dental Corp. and Direct Dental Services, Inc., both Florida corporations, in a reverse merger, which was accounted for as a reorganization of UDC and DDS, in exchange for 17,500,000 restricted common shares and 1,000,000 restricted preferred shares. In May 2005, the Company acquired certain assets of Dental Visions, Inc., (DVI), in exchange for 733,901 shares of common stock valued at $113,755 and payment of DVI debt in the amount of $169,486, for a total valuation of $283,241.

e) Principles of consolidation and combination The consolidated financial statements include the accounts of Union Dental Holdings, Inc. and its wholly owned subsidiaries. Inter-company balances and transactions have been eliminated. The financial statements of UDC and DDS for 2004 are presented as combined pursuant to Accounting Research Bulletin, (ARB), No. 51, since they were separate entities under common control.

f) Revenue recognition The Company's revenues are generated through provision of dental services and the sale of the right to provide dental services to labor union members in an exclusive geographic area through various contracts with the labor unions. The Company records revenue when dental services are provided and the dentist member fees are amortized over the term of the contract.

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
             Notes to Consolidated and Combined Financial Statements

(1) Summary of Significant Accounting Principles

g) Cash and equivalents The company considers investments with an initial maturity of three months or less as cash equivalents.

h) Property and equipment All property and equipment are recorded at cost and depreciated over their estimated useful lives, using the straight-line method. Upon sale or retirement, the costs and related accumulated depreciation are eliminated from their respective accounts, and the resulting gain or loss is included in the results.

Repairs and maintenance charges which do not increase the useful lives of the assets are charged to operations as incurred. Depreciation expense was $2,802, $300, $5,605 and $748 for the three and six months ended June 30, 2005 and 2004, respectively.

i) Inventory The Company values inventory of dental supplies at the lower of cost or market, using the specific unit cost method.

j) Segment information The Company has two distinct related lines of operations, the management of a general dental practice through UDC and maintaining a network of dental practices providing services through provider contracts with labor union locals negotiated by DDS. At June 30, 2005, DDS represents approximately 17% of total assets, 27% of revenues and 40% of net income. UDC represents approximately 46% of total assets, 73% of revenues and 60% of net income.

k) Bad debt reserve The Company reviews its accounts receivable regularly, (at least quarterly), to evaluate the need to modify its reserve for uncollectible accounts receivable. At December 31, 2004, the Company has established a reserve for bad debt in the amount of $7,200, and remains unchanged at June 30, 2005. The Company does not believe that this amount will become a significant amount, as its receivables are from numerous individual patients, several insurance companies and numerous dentists in its network, each of which is relatively small in individual amount.

l) Unearned memberships Dentists enroll and renew their contracts for one or one and one-half year terms at various times throughout the year. Most of the membership fees are paid at the signing of the contract and renewal. The fees are amortized over the term of the related contract.

m) Advertising Advertising costs are expensed when incurred.

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
             Notes to Consolidated and Combined Financial Statements

(1) Summary of Significant Accounting Principles

n) Interim financial information The financial statements for the three and six months ended June 30, 2005 and 2004, are unaudited and include all adjustments which in the opinion of management are necessary for fair presentation, and such adjustments are of a normal and recurring nature. The results for the six months are not indicative of a full year results.

(2) Stockholders' Equity The Company has authorized 300,000,000 shares of $0.0001 par value common stock, and 25,000,000 shares of $0.0001 par value preferred stock. Rights and privileges of the preferred stock are to be determined by the Board of Directors prior to issuance. The Company had 29,373,840 shares of common stock issued and outstanding at June 30, 2005. The Company had issued 1,000,000 of its shares of preferred stock at June 30, 2005. These preferred shares carry super voting rights equal to 15,000,000 common shares.

In November 1996, the Company issued 1,000,000 shares of common stock to its founders for services rendered in connection with the organization of the Company, valued at $0.001 or $900. In May 1997, the Company issued 8,900,000 shares of common stock for $89,000 in cash, or $0.01 per share. In January 1998, the Company issued 275,000 shares of common stock for $400,000 in cash, or $1.45 per share. In February 1998, the Company issued 50,000 shares of common stock for $72,727 in cash, or $1.45 per share. In September 1998, 3,900,000 shares that had been purchased for $39,000 were contributed back to the Company. In October 1998 the Company retired 6,938,796 shares as a result of a 1 for 20 reverse split of the stock. In December 1998, the Company issued 5,000,000 shares of common stock for $1,000,000 in cash, or $0.20 per share.

In February 2004, the Company issued 10,000,000 shares of common stock for $25,000 in cash, or $0.0025 per share. In May 2004, the Company retired 15,001,373 shares as a result of a 1 for 40 reverse split of the stock. In May 2004, the Company issued 3,100,000 shares to acquire 100% of the issued and outstanding shares of Shava, Inc. This transaction was valued at $7,750, or $0.0025 per share. In October 2004, the Company issued 18,800,000 shares to its then sole officer and director in exchange for services valued at $18,800. In October 2004, the Company issued 10,000,000 shares for the conversion of convertible notes payable in the amount of $27,500. At the time of the reverse merger the Company had 32,284,831 shares issued and outstanding. In December 2004, the Company issued 17,500,000 shares of restricted common stock and 1,000,000 restricted preferred stock to acquire Union Dental Corp. and Direct Dental Services, Inc. At the same time, as part of the merger agreement, a stockholder contributed 22,284,831 shares to the Company. In December 2004, the Company issued 783,140 restricted common shares in exchange for $417,006 in convertible short-term debt and accrued interest and 106,000 shares in exchange for services valued at $53,000, or $0.50 per share.

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
             Notes to Consolidated and Combined Financial Statements

(2) Stockholders' Equity, continued.

In the first and second quarter 2005, the Company issued 120,000 shares of restricted common stock in exchange for $60,000 in cash, or $0.50 per share. In the second quarter the Company issued 733,901 shares of restricted common stock in exchange for assets valued at $113,755, or $0.155 per share, (see note 1d).

(3) Income Taxes Deferred income taxes (benefits) are provided for certain income and expenses which are recognized in different periods for tax and financial reporting purposes. The operating entities had elected Sub-chapter S status under the IRC Code and therefore were not subject to taxation at the corporate level. Distributions were made each year to the stockholder's of the companies to allow for the payment of income taxes on a personal level. Sub-chapter S status is revoked automatically under the IRS Code as of the day the companies became wholly-owned subsidiaries of a publicly traded entity.

At December 31, 2004, the Company has a book-tax timing difference. This is the result of accounting for customer deposits, ($30,802), and unearned memberships, ($326,326), as deferred revenue for book purposes and as income on the cash basis income tax returns. As such, this $357,128, will not be taxed on the Company's 2005 income tax return and will reduce the Company's 2005 tax liability in an amount ranging from approximately $53,500 (15% rate) to $135,700 (38%) on the Company's federal return and approximately $19,600 on the Company's Florida return. These savings are entirely dependent on the Company's tax rate inclusive of this income for 2005. The Company has established a deferred tax asset in the amount of $74,000, utilizing the lowest possible income tax rates. However, the Company has established a 100% valuation allowance against this asset as there is no assurance that the Company will be able to utilize this benefit in 2005., which is the only year it is available. This is due to multiple factors: 1 - this is a newly reorganized company and is publicly traded for the first time, as such there are significant additional expenditures expected related to this status and 2 - the Company is expecting to expand its business and expects significant expenditures related to this expansion. The Company has established a deferred income tax liability for the change in unearned membership fee income. This change was $200 for the first half-year 2005. The tax liability was calculated at 15%, or $30.

(4) Long-term debt In December 2004, DDS agreed to assume the debt obligation of the principal stockholder for the bank loan utilized to purchase 50% of DDS from its founder and former owner and the remaining balance owed on the original 50% acquisition. The interest rate of this debt is LIBOR plus 2.55% and requires payments of $20,250 plus accrued interest monthly, or $243,000 plus accrued interest annually. This loan matures on December 31, 2009. The loan is collateralized with 100% of the assets of DDS, UDC and the principal stockholder, tangible and intangible. The principal stockholder and UDC are also guarantors of this loan. In addition, the Company, on a consolidated basis, must maintain a minimum Global Debt Service Ratio, as defined by the bank, which is calculated annually, based on the Company's year end financial statements. The Company must also maintain property and casualty insurance on the business as well as a minimum of $700,000 of life insurance on the principal stockholder , assigned to the bank. In the second quarter of 2005, this loan was increased $250,000 as part of the acquisition of $283,241 of fixed assets.

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
             Notes to Consolidated and Combined Financial Statements

(5) Long-term debt to stockholder A portion of the purchase price of the assets of G.D. Green, DDS, PA is a note payable to the principal stockholder in the amount of $1,000,000. This note carries a 5% interest rate and is payable $100,000 plus accrued interest annually for ten years. At the closing of the reverse merger the principal stockholder agreed to a set-off between this payable to him and the then existing balance he owed the combined companies of approximately $560,000.

(6) Commitments and contingencies The Company leases its office facility under a five year lease that expires May 2007. The monthly lease payments are $2,300 per month or $27,600 per year. In May 2005, the Company assumed a lease for additional space as part of the DVI asset acquisition. This lease also has five years remaining, expiring May 2010, and the monthly payment is $2,175, or $26,100 per year, for a total of $53,700 per year.

(7) Related party transactions On March 20, 2004, UDC, a wholly owned subsidiary of the Company, entered into an employment agreement with the principal stockholder , the sole officer of UDC, with a term of 7 years. This contract provides for a base salary to the principal stockholder of $225,000 in year 1, $125,000 in year 2, $185,500 in year 3, $196,630 in year 4, $208,427 in year 5,
$220,932 in year 6 and $234,187 in year 7. This contract also provides for the issuance of options to the principal stockholder upon signing , 750,000 options, (1 share per option), with an exercise price of $0.60 per share, half vested immediately and half vesting after two years , having an exercise life of five years. This contract also provides for the issuance of options to the principal stockholder as well, if certain revenue milestones are reached: at $3,000,000 in gross revenue for any calendar year he receives 332,500 options, (1 share per option), with an exercise price at the market price of the underlying common stock at issue date and the same again at $4,000,000 and $5,000,000 in gross revenue for a calendar year.

As a private company, DDS and UDC have, at various times loaned the sole stockholder money, which has been repaid in part. These advances and repayments have the characteristics of a line of credit. At December 31, 2004 and 2003, the now principal stockholder of the consolidated company owed DDS and UDC combined $0 and $280,654, respectively. Shareholder transactions in the net amount of $1,539,129 are the result of the following: a) UDHI acquiring UDC for a note payable to the principal stockholder in the amount of $1,000,000; b) DDS entered into a note payable in the amount of $1,215,000 to the bank replacing an existing note payable from the principal stockholder and c) these items are reduced by a note receivable from the same principal stockholder in the amount of $675,871. In the first half-year 2005, this net amount is further reduced by a loan from the stockholder in the amount of $95,800.

                           UNION DENTAL HOLDINGS INC.
              (UNION DENTAL CORP. and DIRECT DENTAL SERVICES, INC.)
             Notes to Consolidated and Combined Financial Statements

(8) Short-term debt From April through December 2004, the Company raised $417,006 in short-term debt, via a Regulation D Rule 506 offering. At the closing of the reorganization on December 27, 2004, this short-term debt was converted at $0.50 per share into 913,939 shares of restricted under Rule 144 common stock

(9) Stock option plan In October 2004, UDC adopted a Stock Option Plan that allows for both incentive based options as well as non-qualified options. As part and parcel to the reorganization on December 27, 2004, UDHI adopted this Plan. Under the terms of the Plan, the Plan Committee will set the option term and the exercise price. The Plan limits the ability to exercise incentive options for a first time holder in any one calendar year to $100,000 aggregate fair market value, based on grant date. The Plan also allows for the issuance of Stock Appreciation Rights to allow for cash-less exercise of underlying issued options. The Company issued 793,000 options, with an exercise price of $0.50 per share, under this plan as of December 31, 2004, in addition to those discussed in Note 7 above.

The Company accounts for outstanding options in accordance with Accounting Principles Board, (APB), Opinion 25. Financial Accounting Standards Board,
(FASB), SFAS No. 148 requires footnote disclosure of the effects on the financial statements if the Company had accounted for the options under the fair value method , (Black- Scholes), in accordance with SFAS No. 123. Using the Black-Scholes model, the Company would have recorded $0 expense for these options, therefore there would have been no effects on the financial statements as published.

(10) Subsequent events

a) Stockholders' equity In July 2005, the Company issued 325,000 shares under the Form S-8 and 5,000 shares of restricted under Rule 144 common stock to two and one persons, respectively, in exchange for services rendered. These shares were valued at $48,750 and $375 in total, or $0.15 and $0.075 per share, respectively.

On July 1, 2005, the Company filed a Form S-8 to register up to 5,000,000 shares to be issued under its Stock Option Plan. Except for the 325,000 shares of common stock described above, no shares or options have been issued pursuant to this Plan.

                                     Part II

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses payable by the Company in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:


Securities and Exchange Commission Registration Fee               $ 1,098.55
Accounting Fees and Expenses                                      $10,000*
Legal Fees and Expenses                                           $25,000*
                                                                  ----------
Total                                                             $36,098.55
                                                                  ----------


* Estimated



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

      In February 2004, we sold 10,000,000 shares of our common stock to a group of investors for an aggregate of $25,000 or $.025 per share.

      In Aril 2004 through December 2004, we sold 913,939 shares of our common stock for an aggregate of $417,000 or $.50 per share and included interest of $39,963.

      In May 2004, the Company issued 3,100,000 shares to acquire 100% of the issued and outstanding shares of Shava, Inc. This transaction was valued at $7,750, or $0.0025 per share.

      In July 2004, we issued 100,000 shares of common stock to the Bulleting Board Productions for services valued at $10,500 plus production costs of $39,500 for a total of $50,000 at $.50 per share.

      In October 2004, the Company issued 18,800,000 shares to its then sole officer and director in exchange for services valued at $18,800.

      In October 2004, the Company issued 10,000,000 shares for the conversion of convertible notes payable in the amount of $27,500.

      In December 2004, the Company issued 17,500,000 shares of restricted common stock and 1,000,000 restricted preferred stock to acquire Union Dental Corp. and Direct Dental Services, Inc. At the same time, as part of the merger agreement, a stockholder contributed 22,284,831 shares to the Company.

      In December 2004, the Company issued 783,140 restricted common shares in exchange for $417,006 in convertible short-term debt and accrued interest and 106,000 shares in exchange for services valued at $53,000, or $0.50 per share.

      In June 2005, we sold 70,000 shares of our common stock to a group of investors for an aggregate of $35,000 or $.50 per share.

      The offer and sale of these shares was exempt pursuant to Section 4(2) of the Act, and Regulation D promulgated thereunder.

      We have issued to Dutchess Private Equities Fund II, LLP, warrants to purchase 1,304,348 shares of our common stock at an exercise price of $.092 per share which are exercisable for a period of five years. The warrants were issued in connection with the Investment Agreement dated August 17, 2005.

      We have issued warrants to Hawk Associates, Inc., to purchase 500,000 shares of our common stock at an exercise price of $.20. The warrants were issued in connection with a Consulting Agreement dated August 18, 2005 pursuant to which Hawk Associates will provide consulting and advisory services, including, but not limited to, company identity, investor relations, financial media relations and other consulting and advisory services.

      These warrants were issued pursuant to Section 4(2) of the Securities Act.

ITEM 27. EXHIBITS


The exhibits required to be filed herewith by Item 601 of Regulation S-B, as described in the following index of exhibits, are either filed herewith or incorporated herein by reference.


Exhibit No.      Description
-----------    ----------------------------------------------------

2.2 Share Exchange Agreement between Shava, Inc. and National Business Holdings, Inc. dated May 28, 2004.

2.3 Reorganization Agreement, dated December 28, 2004, by and among the Company, Union Dental, Direct Dental and the shareholders of Union Dental and DDS. (4)

2.4 Asset Purchase Agreement dated October 15, 2004 by and among Union Dental and George D. Green, DDS, P.A. (4)

3(i).1 Amended and Restated Articles of Amendment to the Articles of Incorporation of Mecaserto, Inc., A Florida Corporation

3(i).2         Articles of Incorporation of National Business Investors, Inc.

3(i).3         Articles of Incorporation of Union Dental Corp.(5)

3(i).4         Articles of Incorporation of Direct Dental Services, Inc. (5)

3(ii).1        Bylaws of National Business Holdings, Inc. (5)

3(ii).2        Bylaws of Union Dental Corp. (5)

3(ii).3        Bylaws of Direct Dental Services, Inc.

4.1            Form of Option issued to Union Dental optionholders. (4)

4.2 Debenture Agreement dated August 16, 2005 by and between Union Dental Holdings, Inc. and Dutchess Private Equities Fund II, LP.

4.3 Debenture Registration Rights Agreement dated August 16, 2005 by and between Union Dental Holdings, Inc. and Dutchess Private Equities Fund II, LP.

4.4 Warrant Agreement August 16, 2005 by and between Union Dental Holdings, Inc. and Dutchess Private Equities Fund II, LP.

5.1            Opinion of Sichenzia Ross Friedman Ference, LLP*

16.1           Letter from Lawrence Scharfman, CPA, P.A. (3)

10.1 Business Associate Agreement dated October 15, 2004 by and among Union Dental and George D. Green, DDS, P.A. (5)

10.2 Management Services Agreement dated October 15, 2004 by and among Union Dental and George D. Green, DDS, P.A. (5)

10.3 Employment Agreement dated March 20, 2004 by and among Union Dental and Dr. George D. Green. (4)

10.4 Employment Agreement dated October 26, 2004 by and among Union Dental and Dr. Leonard I. Weinstein. (4)

10.5 Shareholder's Agreement and Management Contract by and among Union Dental and Tropical Medical Services. (4)

10.6 Employment Agreement dated February 15, 2004 by and among Union Dental and Robert Gene Smith. (4)

10.7           2004 Stock Option Plan for Union Dental (4)

10.8           Form of Management Service Agreement with Participating
               Dentists

10.9           Form of Service Agreement with Participating Unions

14.1           Code of Ethics (4)

16.1 Letter from Lawrence Scharfman to the Securities and Exchange Commission dated January 3, 2005 (4)

17.1           Letter of Resignation of Dr. Melvyn Greenstein (4)

17.2           Letter of Resignation of Roger E. Pawson (4)

23.1           Consent of Sichenzia Ross Friedman Ference LLP*

23.2           Consent of De Meo, Young, Mcgrath

---------------------------
(1) Filed as Exhibits 2.1, 2.2, 2.3 to the Company's Form 10-SB filed with the Securities and Exchange Commission on July 14, 1999, and incorporated by Reference herein.

(2) Filed as Exhibit 3.1 to the Company's Form 8-K filed with the Securities and Exchange Commission on March 10, 2003, and incorporated by reference herein.

(3) Filed as Exhibits 16.1 and 16.2 to the Company's Form 8-K filed with the Securities and Exchange Commission on February 26, 2004.

(4) Filed as Exhibits to the Company's Form 8-K filed with the Securities and Exchange Commission on January 4, 2005.

(5) Filed as Exhibits to the Company's Form 8-K/A filed with the Securities and Exchange Commission on February 4, 2005.

* Filed herewith



ITEM 28. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes to:

(1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Springs, Florida, on this 9th day of September, 2005.


                                       Union Dental Holdings, Inc.


                                   By: /s/ George Green
                                       -------------------------------------
                                       Dr. George Green
                                       Chief Executive Officer, Chief
                                       Accounting Officer and Director